Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280575

Prospectus Supplement No. 2
(to prospectus dated September 12, 2024)

OPTIMUS HEALTHCARE SERVICES, INC.

Up to 3,632,859 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 12, 2024 (the “Prospectus”), which forms part of our registration statement on Form S-1 (No. 333-280575), as amended, with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2024 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the disposition from time to time by the Selling Stockholders of up to 3,632,859 shares (the “Shares”) of our Common Stock, which includes up to 1,927,859 shares of our Common Stock and up to 1,705,000 shares of our Common Stock issuable upon the exercise of outstanding warrants (the “Warrants”).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus. You should read the Prospectus, this prospectus supplement and any additional prospectus supplement or amendment carefully before you invest in our securities. Our common stock is listed on the Pink Open Market under the symbol “OHCS”. On November 29, 2024, the closing price of our common stock was $0.0830 per share.

Investing in our common stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 14 of the Prospectus and in our other documents subsequently filed with the SEC.

Neither the SEC nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 5, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2024

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________to ___________

Commission File Number: 333-261849

OPTIMUS HEALTHCARE SERVICES, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	65-0181535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 Old Country Road, Suite 306, Westbury, NY	11590
(Address of principal executive offices)	(Zip Code)

(516) 806-4201

(Registrant’s telephone number, including area code)

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

Number of common shares outstanding as of November 18 2024 was 50,018,664.

i

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2024	2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$152,357	$100,319
Accounts receivable, net	248,258	572,707
Notes receivable	-	100,000
Deposits and prepaid expenses	17,485	33,592
Total current assets	418,100	806,618

Right-of-use asset	182,604	224,316
Property, plant and equipment, net	28,816	39,164
Total Assets	$629,520	$1,070,098

Liabilities & Stockholders’ Deficit
Current liabilities
Accounts payable	$1,464,151	$1,154,309
Accrued liabilities	1,719,204	1,043,270
Line of credit	132,896	135,744
Notes payable, related party	2,060,000	1,720,000
Convertible notes payable, net of discount	4,400,000	3,915,732
Paycheck protection program loan, current	3,554	5,304
Operating lease liability, current	62,524	59,765
Total current liabilities	9,842,329	8,034,124

Operating lease liability, non-current	130,934	175,344
Paycheck protection program loan	-	1,592
Total Liabilities	9,973,263	8,211,060

Commitments and contingencies

The accompanying notes are an integral part of these unaudited consolidated financial statements.

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2024	2023
	(Unaudited)
Stockholders’ Deficit
Series A Preferred stock, $0.001 par value; authorized (see Note 13): 1,102 shares issued and outstanding	2	2

Series B Preferred stock, $0.001 par value; authorized (see Note 13): 8,105,724 shares issued and outstanding	8,106	8,106

Common stock, $0.001 par value; 1,000,000,000 shares and 130,000,000 shares authorized at September 30, 2024 and December 31, 2023, respectively; 47,906,664 and 39,967,598 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	47,907	39,968
Common stock to be issued	-	550
Additional paid in capital	24,418,625	22,947,709
Accumulated deficit	(33,814,142)	(30,133,916)
Controlling interest	(9,339,502)	(7,137,581)
Non-controlling interest	(4,241)	(3,381)
Total Stockholders’ Deficit	(9,343,743)	(7,140,962)
Total Liabilities and Stockholders’ Deficit	$629,520	$1,070,098

The accompanying notes are an integral part of these unaudited consolidated financial statements.

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net Revenue	$384,763	$453,717	$1,368,531	$1,047,773

Cost of sales	74,061	79,750	194,304	218,932

Gross profit	310,702	373,967	1,174,227	828,841

Operating expenses:
Stock based compensation	986,347	682,452	752,632	3,283,913
Personnel expenses	424,856	448,836	1,333,890	2,179,288
General and administrative expenses	447,926	472,544	1,235,033	1,499,633
Professional fees	53,003	116,437	191,027	319,916
Total operating expenses	1,912,132	1,720,269	3,512,582	7,282,750

Loss from operations	(1,601,430)	(1,346,302)	(2,338,355)	(6,453,909)

Other income (expense):
Amortization of debt discount	-	(291,318)	(484,268)	(864,454)
Interest expense	(205,169)	(144,499)	(599,773)	(363,083)
Loss on extinguishment of debt	-	-	(263,857)	-
Net gain from investments	-	-	-	78,510
Interest income	67	4,000	6,143	12,000
Total other income (expense)	(205,102)	(431,817)	(1,341,755)	(1,137,027)

Loss before income tax benefit (expense)	(1,806,532)	(1,778,119)	(3,680,110)	(7,590,936)

Income tax benefit (expense)	-	-	(976)	(2,025)

Net loss	$(1,806,532)	$(1,778,119)	$(3,681,086)	$(7,592,961)

Net loss attributable:
Non-controlling interest	(388)	(593)	(860)	(1,486)
Common stockholders	(1,806,144)	(1,777,526)	(3,680,226)	(7,591,475)
Net loss	$(1,806,532)	$(1,778,119)	$(3,681,086)	$(7,592,961)

Basic and diluted earnings per share on net loss	$(0.04)	$(0.04)	$(0.08)	$(0.19)

Weighted average shares outstanding – basic and diluted	47,883,707	39,967,598	44,809,922	39,967,517

The accompanying notes are an integral part of these unaudited consolidated financial statements.

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024

(UNAUDITED)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Common Stock to be Issued		Additional Paid in	Accumulated	Non-Controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Total
Balance December 31, 2023	1,102	$2	8,105,724	$8,106	39,967,598	$39,968	550,000	$550	$22,947,709	$(30,133,916)	$(3,381)	$(7,140,962)

Sale of common stock	-	-	-	-	550,000	550	(550,000)	(550)	-	-	-	-

Restricted stock units	-	-	-	-	-	-	-	-	(15,282)	-	-	(15,282)

Stock based compensation	-	-	-	-	-	-	-	-	(1,116,786)	-	-	(1,116,786)

Stock issued for accrued interest	-	-	-	-	3,165,066	3,165	-	-	408,294	-	-	411,459

Warrant repricing	-	-	-	-	-	-	-	-	50,215	-	-	50,215

Net loss	-	-	-	-	-	-	-	-	-	(423,206)	(281)	(423,487)

Balance March 31, 2024	1,102	$2	8,105,724	$8,106	43,682,664	$43,683	-	$-	$22,274,150	$(30,557,122)	$(3,662)	$(8,234,843)

Stock based compensation	-	-	-	-	-	-	-	-	898,352	-	-	898,352

Stock issued for accrued interest	-	-	-	-	2,112,000	2,112	-	-	129,888	-	-	132,000

Net loss	-	-	-	-	-	-	-	-	-	(1,450,876)	(191)	(1,451,067)

Balance June 30, 2024	1,102	$2	8,105,724	$8,106	45,794,664	$45,795	-	$-	$23,302,390	$(32,007,998)	$(3,853)	$(8,655,558)

Stock based compensation	-	-	-	-	-	-	-	-	986,347	-	-	986,347

Stock issued for accrued interest	-	-	-	-	2,112,000	2,112	-	-	129,888	-	-	132,000
							-	-
Net loss	-	-	-	-	-	-	-	-	-	(1,806,144)	(388)	(1,806,532)

Balance September 30, 2024	1,102	$2	8,105,724	$8,106	47,906,664	$47,907	-	$-	$24,418,625	$(33,814,142)	$(4,241)	$(9,343,743)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

(UNAUDITED)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Common Stock to be Issued		Additional Paid in	Accumulated	Non-Controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Total
Balance December 31, 2022	1,102	$2	8,105,724	$8,106	38,286,598	$38,287	1,206,000	$1,206	$17,343,671	$(19,032,561)	$(1,233)	$(1,642,522)

Issuance of common stock previously in common stock to be issued	-	-	-	-	1,206,000	1,206	(1,206,000)	(1,206)	-	-	-	-

Sale of common stock	-	-	-	-	725,000	725	-	-	724,275	-	-	725,000

Restricted stock units	-	-	-	-	-	-	-	-	206,755	-	-	206,755

Stock based compensation	-	-	-	-	-	-	-	-	1,211,188	-	-	1,211,188

Net loss	-	-	-	-	-	-	-	-	-	(2,954,046)	(419)	(2,954,465)

Balance March 31, 2023	1,102	2	8,105,724	8,106	40,217,598	40,218	-	-	19,485,889	(21,986,607)	(1,652)	(2,454,044)

Repurchase of stock	-	-	-	-	(250,000)	(250)	-	-	(136,577)	-	-	(136,827)

Restricted stock units	-	-	-	-	-	-	-	-	188,795	-	-	188,795

Stock based compensation	-	-	-	-	-	-	-	-	994,723	-	-	994,723

Net loss	-	-	-	-	-	-	-	-	-	(2,859,903)	(474)	(2,860,377)

Balance June 30, 2023	1,102	2	8,105,724	8,106	39,967,598	39,968	-	-	20,532,830	(24,846,510)	(2,126)	(4,267,730)

Sale of common stock	-	-	-	-	-	-	200,000	200	199,800	-	-	200,000

Restricted stock units	-	-	-	-	-	-	-	-	(384,690)	-	-	(384,690)

Stock based compensation	-	-	-	-	-	-	-	-	1,067,142	-	-	1,067,142

Net loss	-	-	-	-	-	-	-	-	-	(1,777,526)	(593)	(1,778,119)

Balance September 30, 2023	1,102	$2	8,105,724	$8,106	39,967,598	$39,968	200,000	$200	$21,415,082	$(26,624,036)	$(2,719)	$(5,163,397)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(UNAUDITED)

	2024	2023
Cash Flows from Operating Activities:
Net Loss	$(3,681,086)	$(7,592,961)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,349	12,026
Stock-based compensation	752,632	3,283,913
Net (loss) income from investments	-	(78,510)
Loss on extinguishment of debt	263,857	-
Amortization of debt discount	484,268	864,454
Amortization of right-of-use asset	59	(2,591)
Changes in operating assets & liabilities
Accounts receivable and notes receivable	424,449	(46,046)
Inventory	-	(6,979)
Deposits & prepaid expenses	16,107	(29,853)
Accounts payable	309,842	342,078
Accrued liabilities	1,137,751	85,611
Net cash used in operating activities	(281,772)	(3,168,858)

Cash Flows from Investing Activities:
Sales of marketable securities	-	936,330
Purchase of marketable securities	-	(713,622)
Acquisition of fixed assets	-	(35,431)
Net cash provided by (used in) investing activities	-	187,277

Cash Flows from Financing Activities:
Sale of common stock	-	925,000
Redemption of common stock	-	(136,827)
Proceeds from notes payable, related party	340,000	1,649,800
Payments on PPP loan	(3,342)	(3,723)
Payments on line of credit	(2,848)	(3,318)
Net cash provided by financing activities	333,810	2,430,932

Increase (decrease) in Cash	52,038	(550,649)

Cash at beginning of period	100,319	751,017

Cash at end of period	$152,357	$200,368

The accompanying notes are an integral part of these unaudited consolidated financial statements.

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(UNAUDITED)

	2024	2023
Supplemental Cash Flow Information
Cash paid for interest	$-	$200,700
Cash paid for income taxes	$976	$2,025

Non-cash investing and financing activities:
Common stock issued to satisfy accrued interest	$675,459	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of operations

Optimus Healthcare Services, Inc. (formerly Between Dandelions, Inc., “Optimus”, “Company”) was initially organized under the laws of Florida on February 26, 1990, as Phoenix Management Associates, Inc. Over the ensuing years, the Company made a series of amendments to its Articles of Incorporation relating to authorization of various series of Preferred Shares and made a series of name changes. The current name of Optimus Healthcare Services, Inc. became effective with the State of Florida on January 24, 2021.

The Company is dedicated to advancing access to clinical trial research through its portfolio company Clinical Research Alliance, Inc. (“CRA”), and until December 2023 when it discontinued operations of its early stage pharmacy operation, through its portfolio company Worker’s Health Rx (d/b/a “Vitality Rx”).

2. Summary of significant accounting policies

Principles of Consolidation

The consolidated financial statements which include the accounts of the Company and its subsidiaries are prepared in conformity with generally accepted accounting principles in the United States of America (U.S. GAAP). All significant intercompany balances and transactions have been eliminated. The consolidated financial statements and related condensed disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the annual financial statements reported in the latest Form 10-K filed for the year ended December 31, 2023. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these consolidated financial statements have been included. All adjustments are of a normal recurring nature. The results of operations of any interim period are not necessarily indicative of the results for the full year. The fiscal year end is December 31.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the valuation of equity issued for services, valuation of equity associated with convertible debt, the valuation of derivative liabilities, and the valuation of deferred tax assets. Actual results could differ from these estimates.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Update (“ASU”) 2014-09, “Revenue from contracts with customers,” (Topic 606). Revenue is recognized when a customer obtains control of promised goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. The Company’s main revenue stream is from services. Generally, the Company’s performance obligations are transferred to customers at a point in time, typically upon delivery.  For services performed by CRA, the Company’s performance obligations are generally met at the point in time the services are rendered.

Fair Value Measurements and Fair Value of Financial Instruments

Accounting Standard Codification (“ASC”) Topic 820, Fair Value Measurements, clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2: Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3: Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The estimated fair value of certain financial instruments, including all current liabilities are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

The Company follows ASC subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”) and ASC 825-10, which permits entities to choose to measure many financial instruments and certain other items at fair value. As of September 30, 2024 and December 31, 2023, the Company does not have any assets and liabilities measured at fair value on a recurring basis.

Derivative Liability

The Company evaluates convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging”. The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date. The Company currently has no derivative liability instruments.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company places its cash equivalents with financial institutions and invests its excess cash primarily in certificates of deposit, deposit accounts or treasury bills. The Company has established guidelines relative to credit ratings and maturities that seek to maintain stability and liquidity.

Cash and Cash Equivalents

The Company had cash of $152,357 and $100,319 as of September 30, 2024 and December 31, 2023, respectively. The Company invests excess cash in certificates of deposit, deposit accounts or treasury bills, all with maturities of less than three months. There were no cash equivalents as of September 30, 2024 and December 31, 2023, respectively.

The Company places most of its temporary cash investments with financial institutions, which from time to time may exceed the Federal Deposit Insurance Corporation limit. The amount in excess of FDIC limits at September 30, 2024 and December 31, 2023 was $0.

Accounts Receivable

Trade accounts receivable are recorded at the net invoice value and are not interest bearing. The Company considers receivables past due based on the payment terms. The Company reviews its exposure to accounts receivable and reserves specific amounts if collectability is no longer reasonably assured. The Company also reserves a percentage of its trade receivable balance based on collection history and current economic trends that might impact the level of future credit losses. The Company re-evaluates such reserves on a regular basis and adjusts its reserves as needed. As of September 30, 2024 there were three customers totaling 35.3% that exceeded 10% of accounts receivables, and at December 31, 2023, there were no customers that exceeded 10% of accounts receivables.

Sales Concentrations

Revenue to a single customer in any one year can exceed 10% of our total sales. During the three and nine months ended September 30, 2024 and 2023, there were no customers exceeding 10% of our revenues. The Company believes that its relationships with these customers are positive and may provide it with continuous sustainability for years to come, however the loss of a large customer would have to be replaced by others, and the Company’s inability to do so may have a material adverse effect on its business and financial condition.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is determined on a straight-line basis for Computer Equipment and Furniture and Fixtures over 5 to 7 years and are recorded in General and Administrative expenses.

Goodwill

We assess goodwill for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired, by comparing its carrying value to the reporting unit’s fair value. In December 2023, as a result of management’s actions to close the operations of its early-stage Vitality RX operations, goodwill was determined to be impaired and recorded a loss on impairment of goodwill of $815,500 for the year ended December 31, 2023. As of September 30, 2024 there is no remaining goodwill.

Stock Based Compensation

The Company records stock-based compensation in accordance with the provisions of FASB ASC Topic 718, “Accounting for Stock Compensation,” which establishes accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. In accordance with guidance provided under ASC Topic 718, the Company recognizes an expense for the fair value of its stock awards at the time of grant and the fair value of its outstanding stock options as they vest, whether held by employees or others. The Company uses the Black-Scholes option-pricing model to compute the estimated fair value of option awards and includes assumptions regarding expected volatility, expected option term, dividend yields and risk-free interest rates. Stock compensation expense for the nine months ended September 30, 2024, included stock option expense of $3,310,120 offset by a recovery of $2,557,488. Of the $2,557,488 in recovery, $15,282 was related to Restricted Stock Units (“RSUs”). Stock compensation expense for the nine months ended September 30, 2023, included stock option expense of $4,534,421 offset by a recovery of $1,250,508. Of the $1,250,508 in recovery, $389,111 was related to Restricted Stock Units (“RSUs”). For the three months ended September 30, 2024 and 2023, the Company recorded $986,347 and $682,452 in stock compensation expense, respectively. Of the $682,452 in expense for the three months ended September 30, 2023, $1,932,960 was gross expense, offset by $861,398 in recovery related to options and $389,110 in recovery related to RSUs.

Convertible Debentures

The Company adopted the guidance in Accounting Standards Updated (“ASU”) 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity on April 1, 2022. ASU 2020-06 simplifies an issuer’s accounting for convertible instruments and its application of the derivatives scope exception for contracts in its own equity. Additionally, ASU 2020-06 removes the requirements for accounting for beneficial conversion features.

Advertising, Marketing and Public Relations

The Company follows the policy of charging the costs of advertising, marketing, and public relations to expense as incurred. For the three and nine months ended September 30, 2024 and 2023, there were no advertising expenses.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. CRA had elected Subchapter S corporation status for income tax purposes. As a result, items of profit and loss were taxed to the shareholders of CRA and no provision was made for federal or state income taxes. Effective upon being acquired by CRAAC on November 25, 2020, the Subchapter S election of CRA was automatically terminated.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our federal tax return and any state tax returns are not currently under examination.

The Company has adopted FASB ASC 740-10, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually from differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income (Loss) Per Common Share

Basic income (loss) per share available to common stockholders is calculated using the weighted average number of common shares outstanding during the applicable period. Diluted net income (loss) per share available to common stockholders is calculated using the weighted average number of common shares outstanding plus the number of dilutive potential common shares outstanding during the applicable period. Dilutive potential common shares consist of the incremental common shares (i) issuable upon the vesting of outstanding restricted stock units and the exercise of outstanding stock options using the treasury stock method and (ii) issuable for non-participating preferred stock using the if-converted method. Our warrants and some of our preferred stock are considered participating securities pursuant to the two-class method. Dilutive potential common shares are excluded from the calculation of diluted net income (loss) per share available to common stockholders if their effect is antidilutive. The following potential common shares were excluded from the calculation of diluted net income (loss) per share available to common stockholders because their effect would have been antidilutive:

	Nine months Ended September 30,
	2024	2023
Warrants	1,705,000	1,705,000
Stock options	7,261,250	1,075,000
Convertible notes payable	70,400,000	4,400,000
Preferred stock	406,664	406,664
Total	79,772,914	7,586,664

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the consolidated financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3. Operating lease right-of-use asset and operating lease liability

The Company entered into a lease agreement commencing on December 1, 2020 through August 31, 2027, for 2,275 square feet of office space located at 1400 Old Country Road, Suite 304, Westbury, New York, 11590. The following table illustrates the base monthly rent amounts over the remaining term of the lease:

Base
Rent Periods	Rent
September 1, 2024 to August 31, 2025	$5,891
September 1, 2025 to August 31, 2026	$6,048
September 1, 2026 to August 31, 2027	$6,210

The Company entered into a lease agreement commencing on July 1, 2023 through September 30, 2026 for 2,153 square feet of office space located at One Dupont Street, Suite 112, Plainview, New York, 11803. On April 5, 2024 the Company entered into a Settlement and release agreement in the amount of $6,100, in addition to the Landlord retaining the security deposit of $5,250.

The Company has an equipment lease commencing on December 1, 2023 through December 1, 2026. The contract requires payments of $158 per month. Operating lease right-of-use asset and liability are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value is our incremental borrowing rate, estimated to be 7.5%, as the interest rate implicit in most of our leases is not readily determinable. Operating lease expense is recognized on a straight-line basis over the lease term. Since the common area maintenance expenses are expenses that do not depend on an index or rate, they are excluded from the measurement of the lease liability and recognized in other general and administrative expenses on the statements of operations. During the nine months ended September 30, 2024 and 2023, the Company recorded $71,632 and $90,618, respectively, in rent expense. During the three months ended September 30, 2024 and 2023, the Company recorded $23,721 and $28,892, respectively, in rent expense.

Operating lease right-of-use asset and liability are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value is our incremental borrowing rate, estimated to be 7.5% as the interest rate implicit in most of our leases is not readily determinable. Operating lease expense is recognized on a straight-line basis over the lease term. Since the common area maintenance expenses are expenses that do not depend on an index or rate, they are excluded from the measurement of the lease liability and recognized in other general and administrative expenses on the statements of operations.

Right-of-use asset is summarized below:

	September 30,	December 31,
	2024	2023
Office lease	$371,832	$371,832
Equipment lease	3,773	5,676
Less: accumulated amortization	(193,001)	(153,192)
Right-of-use asset, net	$182,604	$224,316

Operating lease liability is summarized below:

	September 30,	December 31,
	2024	2023
Office lease	$189,157	$229,433
Equipment lease	4,301	5,676
Less: current portion	(62,524)	(59,765)
Long term portion	130,934	175,344

Maturity of the lease liability is as follows:

September 30,
2024
Fiscal year ending December 31, 2024	$21,580
Fiscal year ending December 31, 2025	71,323
Fiscal year ending December 31, 2026	73,223
Fiscal year ending December 31, 2027	49,677
215,803
Present value discount	(22,345)
Lease liability	$193,458

4. Going concern

The Company’s consolidated financial statements are prepared using the GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. At September 30, 2024 and December 31, 2023, the Company had $152,357 and $100,319 in cash and $9,424,229 and $7,227,506 in working capital deficit at September 30, 2024 and December 31, 2023, respectively.  For the nine months ended September 30, 2024 and 2023, the Company had a net loss of $3,681,086 and $7,592,961 respectively. For the three months ended September 30, 2024 and 2023, the Company had a net loss of $1,806,532 and $1,778,119 respectively. Continued losses may adversely affect the liquidity of the Company in the future. At September 30, 2024 and December 31, 2023, the Company had accumulated deficits of $33,814,142 and $30,133,916, respectively.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and to succeed in its future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date these financial statements are issued. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company has operating costs and expenses at the present time for development of its business activities. The Company, however, will be required to raise additional capital over the next twelve months to meet its current administrative expenses, and it may do so in connection with or in anticipation of possible acquisition transactions. This financing may take the form of additional sales of its equity securities and/or convertible notes. There is no assurance that additional financing will be available, if required, or on terms favorable to the Company.

On September 17, 2024, the Company entered into a subscription agreement with an accredited investor to issue and sell up to 2,000 shares of the Company’s series C convertible preferred stock for aggregate gross proceeds of $2,000,000. In connection with Agreement, the Company also agreed to issue the Investor warrants to purchase up to 36,572,000 shares of the Company’s common stock. The closing of the transaction was subject to certain conditions as mutually agreed upon between the parties, provided the purchase price will be paid no later than November 11, 2024. The Company has not received the proceeds under this subscription agreement by November 11, 2024 and as such is in default of its second amendment to the forbearance agreement (the “Amendment”) by and among the Company and Arena Investors, LP, as agent (“Agent”) for the purchasers of the Company’s senior secured convertible notes (collectively, the “Purchasers”) issued in May 2021 (the “May 2021 Notes”) and June 2022 (the “June 2022 Notes” and collectively with the May 2021 Notes, the “Notes”) (see Note 12). The Company will not have sufficient funds to operate its business, and as such is in process of taking legal action against the accredited investor, as well as seeking other alternatives to raise cash in the interim, including a potential sale of its business or potentially curtailing or ceasing operations.

On November 13, 2024, the Company received $150,000 governed by a subscription agreement under the same prorata terms as noted in the above $2 million subscription agreement. The Company entered into this subscription agreement (the “Agreement”) with an accredited investor (the “Investor”) pursuant to which the Company agreed to issue and sell 150 shares of the Company’s series C convertible preferred stock (the “Preferred Stock”) for aggregate gross proceeds of $150,000. In connection with the Agreement, the Company also agreed to issue the Investor warrants (the “Warrants”) to purchase 2,742,900 shares of the Company’s common stock. No assurance can be provided that the Company will be able to refinance, restructure or repay our indebtedness or to continue as a going concern.

5. Business acquisition

VitailityRx

On January 28, 2022, the Company entered into a stock purchase agreement with Worker’s Health Rx, Inc. (“VitalityRx”) and Marc Wiener, the sole shareholder, who was also our President, until his resignation on April 26, 2023, pursuant to which we acquired 100% of the outstanding equity interests of VitalityRx in exchange for the issuance of 250,000 shares of our common stock and $350,000. The cash portion of the purchase price has been paid.

Vitality Rx was an early stage pharmacy dedicated to serving the pharmacy needs of patients in the community and residing in Long-Term Care facilities in the tri-state area. In addition, Vitality Rx was exploring the possibility of providing Intravenous Immunoglobulin (“IVIG”) to a number of physician offices in the community: including but not limited to: neurologists, Ob/Gyn & infectious disease.  This offering was in a preliminary stage until the Company decided to discontinue its operations in December 2023.

Consideration
250,000 shares of common stock	$467,500
Notes payable	350,000
Total consideration	$817,500

Fair value of net identifiable assets (liabilities) acquired
Cash	$9,000
Furniture and equipment	0
Capitalized start up costs	0
Intangible assets – website	1,750
Fair value of net identifiable assets (liabilities) acquired	$10,750

Initial goodwill	$806,750

The initial goodwill has been adjusted to $815,500 as a result of contractual adjustments.

During the year ended December 31, 2023, as a result of management’s actions to close the operations of its early-stage Vitality RX operations, goodwill was determined to be impaired and resulted in an expense related to the full impairment of goodwill in the amount of $815,500 and a loss on disposition of long-term assets in the amount of $37,979.

6. Disposition of wholly-owned subsidiary

On December 7, 2022, the Company entered into a stock acquisition agreement with its wholly-owned subsidiary Painscript and certain shareholders of Painscript pursuant to which the Company agreed to exchange 100% of the outstanding shares of Painscript for 2,000,000 shares of the Company’s common stock. In connection with the agreement, the Company and Painscript agreed to: (i) the cancellation of 400,000 earnout shares that were issuable to the former shareholders of Painscript; (ii) the Company provided a loan in the aggregate principal amount of $200,000 to Painscript to cover employee liabilities and general working capital as well as an additional $100,000 to cover liabilities of Painscript; (iii) termination of all employment agreements entered into with the former Painscript shareholders; (iv) receipt of resignations and releases from all former Painscript and Optimus Health employees; and consultants and (v) termination of the Painscript’s scientific advisory board.

The Company has accounted for the transaction as follows:

December 7,
2022
Common stock consideration	$3,600,000
Reduced by cash paid to Painscript to cover liabilities	(100,000)
Net consideration	3,500,000
Net assets of Painscript on December 7, 2022	3,627,927
Loss on disposition of Painscript	$(127,927)

7. Notes receivable

Notes receivable consisted of the following at September 30, 2024 and December 31, 2023:

	September 30,	December 31,
	2024	2023
Notes receivable	$-	$100,000

As mentioned above, the Company provided a loan in the aggregate principal amount of $200,000 to PainScript to cover employee liabilities and general working capital. During the year ended December 31, 2023, $100,000 of this loan was repaid.   On December 15, 2023, the loan was amended to have an interest rate of 20% per annuum, and the remaining balance of $100,000 at December 31, 2023 had a maturity date of $50,000 on March 31, 2024 and $50,000 by September 30, 2024. The loan was secured by a pledge of a majority of the voting capital stock of PainScript held by certain PainScript shareholders. The Company also contributed $100,000 to PainScript in order to cover outstanding liabilities. As of May 1, 2024, the full amount of the loan and interest have been paid in full.

8. Property, plant and equipment

Property, plant and equipment consisted of the following at September 30, 2024 and December 31, 2023:

	September 30,	December 31,
	2024	2023
Furniture and fixtures	$19,880	$19,880
Computer equipment	43,784	43,784
	63,664	63,664
Less: Accumulated depreciation	(34,848)	(24,500)
Property, plant and equipment - net	$28,816	$39,164

Depreciation expense was $3,409 and $10,349 for the three and nine months ended September 30, 2024, respectively, and $7,774 and $11,276 for the three and nine months ended September, 30, 2023, respectively.

9. Line of credit

As of September 30, 2024 and December 31, 2023, the balance of the line of credit was $132,896 and $135,744, respectively. The Company has a line of credit with Chase Bank with a credit limit of $250,000, for which no additional borrowings are permitted. The line of credit has a variable interest rate equal to the sum of the prime rate plus 1.64%. During the nine months ended September 30, 2024, the Company repaid $2,848 towards the line of credit balance.

10. Notes payable, related party

As of September 30, 2024 and December 31, 2023, the balance of the notes payable, related party was $2,060,000 and $1,720,000, respectively. The notes are outlined in the following table:

	September 30,	December 31,
	2024	2023
Notes payable, related party
$340,000, issued, 12% coupon, due on demand	$340,000	$-
$1,720,000, issued, 12% coupon, due on demand	1,720,000	1,720,000
Total notes payable, related party	$2,060,000	$1,720,000

During the year ended December 31, 2023, the Company received a related party loan from KORR Acquisitions Group, Inc. in the total amount of $1,720,000 (received in several tranches), with an interest rate of 12% per annum. This loan is subordinated to the Convertible Notes Payable (see Note 12).

During the nine months ended September 30, 2024, the Company received a related party loan from KORR Acquisitions Group, Inc. in the total amount of $313,000, and $27,000 additional related party loans from RUA Diagnostics Inc. ($12,000) and O2 Capital Inc. ($15,000). All loans are interest bearing and are subordinated to the Convertible Notes Payable (see Note 12).

11. Paycheck protection program loan

PPP Loans

The Company received loan proceeds in the amount of approximately $145,683 on May 1, 2020. The Company received loan proceeds on the second advance under the PPP in February 2021 totaling $148,975. The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after twenty-four weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the period.

The Company was granted forgiveness of $126,546 on the original PPP loan. As a result, the Company recorded a gain on PPP forgiveness in the amount of $126,546 during the year ended December 31, 2020. The unforgiven portion of the PPP loan totaling $19,137 is payable over five years at an interest rate of 1%, with a deferral of payments for the first twelve months. As of September 30, 2024, the non-current portion is $0 and the current portion is $3,554.

In November 2021, the Company was granted forgiveness on the full $148,975 of the second advance under the PPP.

During the nine months ended September 30, 2024, the Company repaid $3,342 on the PPP loan.

12. Convertible notes payable

The carrying value of convertible notes payable, net of discount, as of September 30, 2024 and December 31, 2023 was $4,400,000 and $3,915,732 respectively. As of September 30, 2024, the non-current portion is $0 and the current portion is $4,400,000.

May 2021 Financing $2,200,000 Face Value

On May 25, 2021, the Company entered into a securities purchase agreement with certain institutional investors (collectively, the “May 2021 Investors”) pursuant to which the Company issued convertible notes in an aggregate principal amount of $2,200,000 for an aggregate purchase price of $2 million (collectively, the “May 2021 Notes”). In connection with the issuance of the May 2021 Notes, the Company issued to the May 2021 Investors warrants to purchase an aggregate of 165,000 shares of common stock (collectively, the “Warrants”) and 1,727,859 shares of common stock. The May 2021 Notes accrue interest at a rate of 9% per annum, subject to increase to 20% per annum upon and during the occurrence of an event of default. Interest is payable in cash on a quarterly basis. The May 2021 Notes are convertible at any time, at the holder’s option, into shares of the Company’s common stock at a conversion price of $1.00 per share, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The conversion price is also subject to adjustment due to certain events, including stock dividends and stock splits. On June 7, 2022, the Company entered into an amendment to modify the maturity date of the May 2021 Notes from May 25, 2023 to May 25, 2024. The Company tested the modification under ASC 470-50-40 to determine if the modification resulted in an extinguishment. It was determined the present value of the cash flows under the terms of the new debt instrument was not at least 10 percent different from the present value of the remaining cash flows under the terms of the original instrument. As a result, the modification did not result in a loss on an extinguishment.

Each Warrant is exercisable for a period of five years from the date of issuance at an initial exercise price of $1.25 per share (which was subsequently amended to $.01 per share), subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the exercise price then in effect. The May 2021 Investors may exercise the Warrants on a cashless basis if the shares of common stock underlying the Warrants are not then registered pursuant to an effective registration statement. In the event the May 2021 Investors exercise the Warrants on a cashless basis, then we will not receive any proceeds.

June 2022 Financing $2,200,000 Face Value

On June 7, 2022, the Company entered into a securities purchase agreement with certain institutional investors (collectively, the “June 2022 Investors”) pursuant to which the Company issued convertible notes in an aggregate principal amount of $2,200,000 for an aggregate purchase price of $2 million (collectively, the “June 2022 Notes”). In connection with the issuance of the June 2022 Notes, the Company issued to the June 2022 Investors warrants to purchase an aggregate of 1,540,000 shares of common stock (collectively, the “Warrants”) and 200,000 shares of common stock. The June 2022 Notes accrue interest at a rate of 9% per annum, subject to increase to 20% per annum upon and during the occurrence of an event of default. Interest is payable in cash on a quarterly basis. The June 2022 Notes are convertible at any time, at the holder’s option, into shares of the Company’s common stock at a conversion price of $1.00 per share, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The conversion price is also subject to adjustment due to certain events, including stock dividends and stock splits. The June 2022 notes mature on June 7, 2024.

Each Warrant is exercisable for a period of five years from the date of issuance at an initial exercise price of $1.25 per share (which was subsequently amended to $.01 per share), subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the exercise price then in effect. The June 2022 Investors may exercise the Warrants on a cashless basis if the shares of common stock underlying the Warrants are not then registered pursuant to an effective registration statement. In the event the June 2022 Investors exercise the Warrants on a cashless basis, then we will not receive any proceeds.

The Company has accounted for the May 2021 Notes and June 2022 Notes as a financing transaction, wherein the net proceeds that were received were allocated to the financial instrument issued. Prior to making the accounting allocation, the Company evaluated the notes under ASC 815 Derivatives and Hedging (“ASC 815”). ASC 815 generally requires the analysis of embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. There were no embedded instruments which required bifurcation.

We did analyze the detachable Warrants under ASC 480-10 and ASC 815. The Warrants did not fall under the guidance of ASC 480-10. After analyzing the Warrants under ASC 815, it was determined that the Warrants did meet all the requirements for equity classification under guidance of ASC 815-40-25-1 through 6.

Interest expense for the nine months ended September 30, 2024 and 2023 was $599,773 and $363,083, respectively. Interest expense for the three months ended September 30, 2024 and 2023 was $205,169 and $144,499, respectively. Amortization of debt discount for the nine months ended September 30, 2024 and 2023 was $484,268 and $864,454, respectively. Amortization of debt discount for the three months ended September 30, 2024 and 2023 was $0 and $291,318, respectively.

March 8, 2024 Modification

On March 8, 2024 (the “Effective Date”), Optimus Healthcare Services, Inc. (the “Company”) entered into a forbearance agreement (the “Forbearance Agreement”) by and among the Company and Arena Investors, LP, as agent (“Agent”) for the purchasers of the Company’s senior secured convertible notes (collectively, the “Purchasers”) issued in May 2021 (the “May 2021 Notes”) and June 2022 (the “June 2022 Notes” and collectively with the May 2021 Notes, the “Notes”), pursuant to which, among other things: (i) the Agent and the Purchasers agreed to forbear from exercising their rights and remedies with respect to the Specified Events of Default (as defined in the Forbearance Agreement) under the Notes until that date which is the earliest to occur of: (a) April 22, 2024; (b) the date on which any event of default under the Notes (other than the Specified Events of Default) occurs; and (c) the date on which the Company or any of its subsidiaries fails to comply with any term set forth in the Forbearance Agreement; (ii) the Company and its subsidiaries agreed it shall not allow acceleration or make any cash principal or interest payment on account of any indebtedness held by KORR Acquisition Group, Inc. (“Subordinated Lender”); (iii) the Company agreed it would use commercially reasonable best efforts to consummate a sale of some or all of the assets of its CRA business, a sale of some or all of the equity interests of the CRA business, or a merger of the CRA business, in each case, to an independent, non-affiliated third party in an arms’ length transaction, subject to satisfaction of certain milestones; (iv) the Company agreed it would use commercially reasonable best efforts to consummate an equity financing that results in gross proceeds of at least $2,000,000 to the Company on or prior to February 28, 2025, subject to consent of the Purchasers, which consent will not be unreasonably withheld (a “Qualified Subsequent Financing”);  (v) subject to approval by the Company’s Board of Directors (the “Board”) or appropriate committee thereunder, the Company agreed to promptly appoint to the Company’s Board a nominee suggested by the Agent; and (vi) the Agent and the Purchasers provided their conditional consent to allow the Company to sell up to $350,000 of subordinated bridge notes, subject to certain conditions.

In connection with the Forbearance Agreement, the Company acknowledged that accrued and unpaid interest through January 1, 2024, fees, costs, and other amounts due to the Agent and the Purchasers under the Notes and the other transaction documents entered into between the parties was equal to $197,817 (exclusive of liquidated damages under Section 4.24 of the Security Purchase Agreements (as defined in the Forbearance Agreement) (the “Owed Amount”). The Company agreed to issue to the Purchasers an aggregate of 3,165,066 shares of common stock in satisfaction of such Owed Amount. The securities issued and sold in this transaction were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Purchasers are each an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

Subordination Agreement

In connection with the Forbearance Agreement, the Company, Agent and Subordinated Lender entered into a subordination agreement (the “Subordination Agreement”) pursuant to which Subordinated Lender agreed to, among other things: (i) subordinate and make junior the payment of any and all of the principal amount or interest on, and any fees, costs, expenses, or any other payment in respect of the debt held by the Subordinated Lender (the “Subordinated Debt”) until 91 days after the indefeasible payment of the Senior Debt or after the conversion in full of the Notes; and (ii) upon the consummation of a Qualified Subsequent Financing, the Subordinated Lender agreed to convert the entire Subordinated Debt into a junior class of preferred stock of the Company, which such class, among other limitations, is junior as to the liquidation rights of any more senior class of preferred stock, in such form and with such content as the Agent and the Company may agree.

Amended and Restated Notes

On the Effective Date, the Company entered into amended and restated Notes with the Purchasers (the “Amended Notes”) pursuant to which, the Company agreed, among other things: (i) to pay interest to the Purchasers on the aggregate unconverted and then outstanding principal amount of this Note at the rate of twelve percent (12%) per annum beginning on or after May 2, 2023; (ii) commencing with the January 1, 2024 interest payment and thereafter, the Company, at its option may make interest payments and payment of other amounts due and payable under Amended Notes in shares of Common Stock of the Company at a price per share equal to the lesser of (a) $0.0625 or (b) 100% of the closing sale price on the day that is immediately prior to the applicable payment date or in cash; (iii) to allow the Amended Notes to be convertible into shares of Common Stock or, upon prior written notice, such number of shares of a to-be-issued class of preferred stock of the Company on the earliest of: (a) the occurrence and continuance of an Event of Default (as defined in the Amended Notes), (b) consummation of a Qualified Subsequent Financing, and (c) on or after the date on which such Conversion Shares are eligible to be sold under Rule 144 without the need for current public information; (iv) the conversion price in the Amended Notes shall now be equal to the lower of (a) $0.0625 or (b) the price of the securities issued in a Qualified Subsequent Financing completed within the one (1) year anniversary of the Current Issue Date, subject to adjustment; and (v) upon consummation of a Qualified Subsequent Financing, the outstanding principal amount of the Amended Notes plus all accrued but unpaid interest thereon and any other payment due thereunder, shall automatically, without any further action required by the Purchasers, be converted into shares of a class of the Company’s, yet-to-be-issued senior convertible preferred stock, in a form reasonably acceptable to the Purchasers, at the conversion price then in effect.

Amended and Restated Warrants

In connection with (i) the issuance of the May 2021 Notes, and (ii) the issuance of the June 2022 Notes, the Company issued the Purchasers: (i) warrants to purchase an aggregate of 165,000 shares of Common Stock with an exercise price of $1.25 per share (the “May 2021 Warrants”), and (ii) warrants to purchase an aggregate of 1,540,000 shares of Common Stock with an exercise price of $1.25 per share (the “June 2022 Warrants” and together with the May 2021 Warrants, the “Warrants”), respectively. In connection with the Forbearance Agreement, the Company and the Purchasers entered into amended and restated warrants (the “Amended Warrants”) pursuant to which, among other things: (i) the exercise price of the Warrants was reduced to $0.01 per share and (ii) the term of the Warrants was changed from 5 years to 7 years.

Registration Rights Agreements

On the Effective Date, the Company entered into an Amended and Restated Registration Rights Agreement with the Purchasers related to the shares of common stock held by the Purchasers and the shares of common stock issuable upon exercise of the Amended Warrants pursuant to which we agreed to file a registration statement for such securities on the 30th calendar day following the date the Company’s independent public accountants have completed their audit for the fiscal year ended December 31, 2023 and the Company has filed its Annual Report on Form 10-K including such financial statements, or if later, June 15, 2024. If the Company fails to have it filed by such date, declared effective 60 calendar days thereafter or if we fail to maintain the effectiveness of the registration statement until all of such securities have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act, without any volume or manner of sale restrictions, then we will be obligated to pay liquidated damages to the holders of such securities of $20,000, in addition to any other rights such holders may have, upon the occurrence of any such event and on each monthly anniversary thereafter until the event is cured.

On the Effective Date, the Company also entered into an Amended and Restated Registration Rights Agreement with the Purchasers related to the shares of common stock (or shares of a to-be-issued class of preferred stock) issuable upon conversion of the Notes pursuant to which we agreed to file a registration statement for such securities on the 30th calendar day following the earliest of: (i) the first anniversary of the Effective Date and no Qualified Subsequent Financing has been consummated; (ii) the consummation of a Qualified Subsequent Financing and the Company has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, or if later, June 15, 2024; and (iii) the occurrence and continuance of an Event of Default (as defined under the Notes). If we fail to have it filed by such date, declared effective 45 calendar days thereafter or if we fail to maintain the effectiveness of the registration statement until all of such securities have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act, without any volume or manner of sale restrictions, then we will be obligated to pay liquidated damages to the holders of such securities of $20,000, in addition to any other rights such holders may have, upon the occurrence of any such event and on each monthly anniversary thereafter until the event is cured.

Side Letter

On the Effective Date, the Company and the Agent entered into a side letter pursuant to which the Agent acknowledged and agreed that any to-be-issued shares of preferred stock to be issued upon conversion of the Notes shall include the general parameters as set forth below, subject to execution of definitive documentation: (i) senior preferred will be first, prior to and superior to any other class of preferred stock or any other security, with a liquidation preference, which is to be paid in full before any other class of securities receives any distribution in liquidation or otherwise, (ii) no PIK or interest, no voting rights (except as required by law, no restrictions on future debt/equity raises (still have MFN for one year and the customary adjustment rights), (iii) convertible into shares of the common stock and (iv) non-redeemable.

The Company tested the modification under ASC 470-50-40 to determine if the modification resulted in an extinguishment. It was determined the present value of the cash flows under the terms of the new debt instrument was at least 10 percent different from the present value of the remaining cash flows under the terms of the original instrument. The difference between the reacquisition price of the debt in the amount of $4,861,674 and the carrying value of the original debt of $4,597,817 resulted in a loss on an extinguishment in the amount of $263,857 for the nine months ended September 30, 2024.

On June 4, 2024, the Company entered into an amendment to the Forbearance Agreement and Registration Rights Agreements. The Forbearance Agreement was amended such that the Agent and the Purchasers agreed to forbear from exercising their rights and remedies with respect to the Specified Events of Default (as defined in the Amendment) under the Notes until that date which is the earliest to occur of: (a) August 30, 2024; (b) the date on which any event of default under the Notes (other than the Specified Events of Default) occurs; and (c) the date on which the Company or any of its subsidiaries fails to comply with any term set forth in the Forbearance Agreement; (ii) the definition of “Filing Date” in the Amended and Restated Registration Rights Agreements (as defined in the Amendment) was amended such that we agreed to file a registration statement for such securities on the 30th calendar day following the date the Company’s independent public accountants have completed their audit for the fiscal year ended December 31, 2023 and the Company has filed its Annual Report on Form 10-K including such financial statements, or if later, June 30, 2024 and (iii) the parties agreed to issue new Amended Warrants (as defined in the Amendment) to reflect an erroneous change to the expiration date in the Amended Warrants from 7 years to 5 years.

In connection with the Amendment, the Company agreed to issue to the Purchasers such number of shares of a to-be-created class of preferred stock having a stated value equal to $100,000 in the same class and on the same terms and conditions as the preferred stock to be issued to such Purchasers upon consummation of a Qualified Subsequent Financing (as defined in the Notes). The securities to be issued and sold in this transaction will not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Purchasers are each an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

On September 10, 2024 (the “Effective Date”), Optimus Healthcare Services, Inc. (the “Company”) entered into the second amendment to the forbearance agreement (the “Amendment”) by and among the Company and Arena Investors, LP, as agent (“Agent”) for the purchasers of the Company’s senior secured convertible notes (collectively, the “Purchasers”) issued in May 2021 (the “May 2021 Notes”) and June 2022 (the “June 2022 Notes” and collectively with the May 2021 Notes, the “Notes”), pursuant to which, among other things, (i) Section 1(b) of the Forbearance Agreement was amended such that the Agent and the Purchasers agreed to forbear from exercising their rights and remedies with respect to the Specified Events of Default (as defined in the Amendment) under the Notes until that date which is the earliest to occur of: (a) November 11, 2024; (b) the date on which any event of default under the Notes (other than the Specified Events of Default) occurs; and (c) the date on which the Company or any of its subsidiaries fails to comply with any term set forth in the Forbearance Agreement; (ii) the list of Specified Events of Default (as defined in the Amendment) were amended and (iii) the Agent and the Purchasers waived and confirmed the terms of the Qualified Subsequent Financing (as defined in the Notes). In connection with the Amendment, the Company agreed to issue to the Purchasers such number of shares of a to-be-created class of preferred stock having a stated value equal to $100,000 in the same class and on the same terms and conditions as the preferred stock to be issued to such Purchasers upon consummation of a Qualified Subsequent Financing (as defined in the Notes). The securities to be issued and sold in this transaction will not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Purchasers are each an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

On September 17, 2024, the Company entered into a subscription agreement with an accredited investor to issue and sell up to 2,000 shares of the Company’s series C convertible preferred stock for aggregate gross proceeds of $2,000,000. In connection with Agreement, the Company also agreed to issue the Investor warrants to purchase up to 36,572,000 shares of the Company’s common stock. The closing of the transaction was subject to certain conditions as mutually agreed upon between the parties, provided the purchase price will be paid no later than November 11, 2024. The Company has not received the proceeds under this subscription agreement by November 11, 2024 and as such is in default of its second amendment to the forbearance agreement (the “Amendment”) by and among the Company and Arena Investors, LP, as agent (“Agent”) for the purchasers of the Company’s senior secured convertible notes (collectively, the “Purchasers”) issued in May 2021 (the “May 2021 Notes”) and June 2022 (the “June 2022 Notes” and collectively with the May 2021 Notes, the “Notes”) (see Note 12). The Company will not have sufficient funds to operate its business, and as such is in process of taking legal action against the accredited investor, as well as seeking other alternatives to raise cash in the interim, including a potential sale of its business or potentially curtailing or ceasing operations.

On November 13, 2024, the Company received $150,000 governed by a subscription agreement under the same prorata terms as noted in the above $2 million subscription agreement. The Company entered into this subscription agreement (the “Agreement”) with an accredited investor (the “Investor”) pursuant to which the Company agreed to issue and sell 150 shares of the Company’s series C convertible preferred stock (the “Preferred Stock”) for aggregate gross proceeds of $150,000. In connection with the Agreement, the Company also agreed to issue the Investor warrants (the “Warrants”) to purchase 2,742,900 shares of the Company’s common stock. No assurance can be provided that the Company will be able to refinance, restructure or repay our indebtedness or to continue as a going concern.

13. Equity

Sale of Securities

In August 2021, the Company commenced an offering of up to 2 million shares of the Company’s common stock at a price of $1 per share, and in June 2022 the Board authorized an increase of that offering to up to 5 million shares of the Company’s common stock at a price of $1 per share. The Company has sold 4,341,000 shares of its common stock through this offering.

During 2023, the Company raised $1,275,000, and during the nine months ended September 30, 2024 raised $0 pursuant to the above.

Increase of Authorized Shares

On August 26, 2024, Optimus Healthcare Services, Inc. (the “Company”) was informed that stockholders representing 52.2 % of the voting power of the Company’s outstanding capital stock (the “Majority Stockholders”) took action by Written Consent in Lieu of a Meeting to amend the Company’s articles of incorporation, as amended (the “Charter” and such amendment to the Charter, the “Charter Amendment”, such Action by Written Consent as approves and adopts the Charter Amendment the “Action”) to increase the number of shares of capital stock authorized for issuance to one billion one hundred million and one (1,100,000,001) shares, consisting of one billion (1,000,000,000) shares of common stock and one hundred million and one (100,000,001) shares of preferred stock. The Action was approved by the Company’s board of directors on August 16, 2024. The Action will become effective upon the filing of a certificate of amendment to the Company’s Charter with the Secretary of State of the State of Florida. On September 19, 2024, the Company filed a certificate of amendment to the Company’s amended and restated articles of incorporation, as amended (the “Charter Amendment”) to increase the number of shares of capital stock authorized for issuance to one billion one hundred million and one (1,100,000,001) shares, consisting of one billion (1,000,000,000) shares of common stock and one hundred million and one (100,000,001) shares of preferred stock.

Preferred Stock

Effective September 19, 2024, the Company has 100,000,001 (previously70,000,001) shares of Preferred Stock authorized with a par value of $.001.

Series A —The Company has 1,102 shares of Series A Preferred outstanding as of September 30, 2024 and December 31, 2023, respectively. The Series A Preferred has the following designations:

●	Convertible at option of holder with unanimous Board of Directors’ approval.

●	Convertible into 1.25 shares of common stock.

●	Voting: The holders of this series of Preferred are entitled to 1.25 votes per share, and all such holders will vote together as a single class except as otherwise required by applicable law

In connection with the December 28, 2020 merger with Optimus Healthcare Services, Inc., a Delaware corporation (“Optimus”), the Company issued 9,998,899 shares of its Series A convertible preferred stock. Simultaneously, the Company cancelled 9,998,889 shares previously held by its former CEO. In January 2022, all but 1,102 of the outstanding Series A Preferred shares were converted into 12,498,624 shares of common stock.

Series B — The Company has 8,105,724 shares of Series B Preferred outstanding as of September 30, 2024 and December 31, 2023. The Series B Preferred has the following designations:

●	Convertible at option of holder with unanimous Board of Directors’ approval.

●	Convertible such that one share of common stock shall be issuable for each twenty (20) shares of Series B Preferred Stock then outstanding.

●	Voting: The holders of this Series of Preferred are entitled to whole number of votes equal to the number of shares of common stock.

Series C — On September 17, 2024, the Company entered into a subscription agreement with an accredited investor to issue and sell up to 2,000 shares of the Company’s series C convertible preferred stock for aggregate gross proceeds of $2,000,000. In connection with Agreement, the Company also agreed to issue the Investor warrants to purchase up to 36,572,000 shares of the Company’s common stock. The closing of the transaction is subject to certain will take place at such times and on such dates as mutually agreed upon between the parties, provided the purchase price will be paid no later than November 11, 2024.

The Company has not received the proceeds under this subscription agreement by November 11, 2024 and as such is in default of its second amendment to the forbearance agreement (the “Amendment”) by and among the Company and Arena Investors, LP, as agent (“Agent”) for the purchasers of the Company’s senior secured convertible notes (collectively, the “Purchasers”) issued in May 2021 (the “May 2021 Notes”) and June 2022 (the “June 2022 Notes” and collectively with the May 2021 Notes, the “Notes”) (see Note 12). The Company will not have sufficient funds to operate its business, and as such is in process of taking legal action against the accredited investor, as well as seeking other alternatives to raise cash in the interim, including a potential sale of its business or potentially curtailing or ceasing operations.

Each share of Preferred Stock shall have a stated value of $1,000 per share and shall be convertible into shares of the Company’s common stock at a conversion price of $0.07 per share, subject to adjustment (the “Conversion Price”). The Preferred Stock shall only be entitled to receive dividends on an as converted basis to the extend dividends are paid on shares of common stock, shall have no voting rights, subject to certain exceptions and shall have a liquidation preference only subordinated to the rights of the securities to be issued to the senior creditor upon a Qualified Subsequent Financing (as defined therein). The Warrants are exercisable for a period of three years from the date of issuance at an initial exercise price of $0.075. The Investor may exercise the Warrants on a cashless basis at any time after issuance. In the event the Investor exercises the Warrants on a cashless basis, then the Company will not receive any proceeds.

The Conversion Price of the Preferred Stock and the Exercise Price of the Warrants are subject to full ratchet and anti-dilution adjustment for subsequent lower price issuances by the Company for a period of one year from the time the securities are registered, as well as customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like.

The Investor has contractually agreed to restrict their ability to exercise the Warrants and convert the Preferred Stock such that the number of shares of the Company common stock held by each of them and their affiliates after such conversion or exercise does not exceed 9.99% of the Company’s then issued and outstanding shares of common stock.

Subject to any limitations set forth in any registration rights granted to the Company’s senior secured creditors, including any registration rights granted to such creditors upon conversion of their indebtedness into a different class of preferred stock after the Execution Date, the securities to be sold to the Investor shall have piggyback registration rights, subject to certain exceptions.

Upon closing of the transactions contemplated by the Agreement, all indebtedness of the Company held by affiliates of Arena Investors, LP (the “Senior Creditor”) shall automatically convert into shares of a class of the Company’s, yet-to-be-issued senior convertible preferred stock, in a form reasonably acceptable to the Senior Creditor, provided the conversion price shall be $0.625 and the class shall be senior in preference to the Preferred Stock. In addition, upon closing, all indebtedness of the Company held by KORR Acquisition Group, Inc. shall automatically convert into the Preferred Stock sold to the Investor.

On November 13, 2024, the Company received $150,000 governed by a subscription agreement under the same prorata terms as noted in the above $2 million subscription agreement. The Company entered into this subscription agreement (the “Agreement”) with an accredited investor (the “Investor”) pursuant to which the Company agreed to issue and sell 150 shares of the Company’s series C convertible preferred stock (the “Preferred Stock”) for aggregate gross proceeds of $150,000. In connection with the Agreement, the Company also agreed to issue the Investor warrants (the “Warrants”) to purchase 2,742,900 shares of the Company’s common stock. No assurance can be provided that the Company will be able to refinance, restructure or repay our indebtedness or to continue as a going concern.

Stock Redemption

On May 5, 2023, the Company entered into an agreement with Marc Weiner where he agreed to return 250,000 shares of common stock in exchange for $136,827 to help offset the cost of a pharmacy initiative to allow it to move forward with its strategic plan.

2021 Omnibus Equity Incentive Plan

On May 25, 2021, our Board of Directors and a majority of our stockholders adopted the 2021 Omnibus Equity Incentive Plan (the “2021 Plan”). The 2021 Plan provides for the issuance of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards up to 15,000,000 shares. Items described above in the Section called “Shares Available; Certain Limitations” are incorporated herein by reference.

Stock options

The Company selected the Black-Scholes-Merton (“BSM”) valuation technique to calculate the grant date fair values for the stock options because it believes that this technique is reflective of all the inputs that market participants would likely consider in transactions involving warrants. The inputs include the strike price, underlying price, term to expiration, volatility, and risk-free interest rate.

During the nine months ended September 30, 2024, the Company granted 5,155,000 options with a weighted average exercise price of $0.25.

The weighted average range of inputs to the Black-Scholes Model for the grants issued during the nine months ended September 30, 2024 is as follows:

Stock Price	$0.25
Exercise Price	$0.25
Dividend yield	0%
Expected volatility	267.97%
Risk-Free interest rate	3.89%
Expected life (in years)	5.70

Stock option activity for the nine months ended September 30, 2024 is summarized as follows:

			Weighted
		Weighted	Average
	Shares	Average Exercise Price	Remaining Term
Options outstanding January 1, 2024	9,882,500	$1.43	8.91 Years
Options granted	5,155,000	$0.25	10 Years
Options exercised	-	-	-
Options cancelled	(3,062,500)	$1.64	-
Options outstanding at September 30, 2024	11,975,000	$0.87	8.99 Years
Options exercisable at September 30, 2024	7,261,250	$0.77	9.25 Years

During the nine months ended September 30, 2024, the Company incurred stock-based compensation expense of $3,310,120, which was offset by a reversal of $2,542,206 due to previously recorded stock option compensation reversed for stock cancellation that did not yet vest. During the nine months ended September 30, 2023, the Company recorded $4,063,020 in stock-based compensation expense, which was offset by a reversal of $861,398 due to previously recorded stock option compensation reversed for stock cancellation that did not yet vest. During the three months ended September 30, 2024, the Company incurred stock-based compensation expense of $986,348. During the three months ended September 30, 2023, the Company recorded $1,928,539 in stock-based compensation expense, which was offset by a reversal of $861,398 due to previously recorded stock option compensation reversed for stock cancellation that did not yet vest. At September 30, 2024, there was $2,435,707 in unrecognized costs related to the stock options granted. As of September 30, 2024, the options outstanding and exercisable have no intrinsic value.

Restricted Stock Units

 Restricted stock unit (“RSU”) activity is summarized as follows:

Shares
RSUs outstanding at December 31, 2023	65,000
RSUs granted	-
RSUs released	-
RSUs forfeited	(65,000)
RSUs outstanding at September 30, 2024	0

The RSUs vest 25% on each of the first four annual anniversaries subject to certain performance criteria. However, if the performance criteria is not met, the RSUs vest at the earlier of: (a) a Qualifying Transaction, or (b) the fifth (5th) anniversary of the Vesting Commencement Date.

During the nine months ended September 30, 2024, the remaining 65,000 RSUs were forfeited resulting in an expense recovery for the nine months ended September 30, 2024 in the amount of $15,282. During the nine months ended September 30, 2024 and 2023, the Company recorded $0 and $10,860 in expense related to the RSUs, respectively. Of the $10,860 in expense for the nine months ended September 30, 2023, $399,971 was gross expense, offset by $389,111 in recovery. During the three months ended September 30, 2024 and 2023, the Company recorded $0 and ($384,690) in expense related to the RSUs, respectively. Of the ($384,690) in expense for the three months ended September 30, 2023, $4,421 was gross expense, offset by $389,111 in recovery.

Warrants

Warrant activity is summarized as follows:

			Weighted
		Weighted	Average
	Shares	Average Exercise Price	Remaining Term
Warrants outstanding January 1, 2024	1,705,000	$1.25	3.34 Years
Issued	-
Exercised	-		-
Expired	-		-
Warrants outstanding at September 30, 2024	1,705,000	$0.01	2.58 Years
Warrants exercisable at September 30, 2024	1,705,000	$0.01	2.58 Years

Effective March 8, 2024, the warrants exercise prices were amended to $.01 per warrant. See footnote 12.

14. Commitments and contingencies

During the normal course of business, the Company may be exposed to litigation. If the Company becomes aware of potential litigation, it will evaluate the merits of the case in accordance with FASB ASC 450-20-50, Contingencies. The Company will evaluate its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it will establish the necessary accruals. As of September 30, 2024 and December 31, 2023, the Company is not aware of any contingent liabilities that should be reflected in the consolidated financial statements.

15. Subsequent events

During the quarter ended December 31, 2024, the Company issued an additional 2,112,000 shares of its common stock for the payment of the interest accrued on the Arena Notes for the period ended September 30, 2024.

On September 17, 2024, the Company entered into a subscription agreement with an accredited investor to issue and sell up to 2,000 shares of the Company’s series C convertible preferred stock for aggregate gross proceeds of $2,000,000. In connection with Agreement, the Company also agreed to issue the Investor warrants to purchase up to 36,572,000 shares of the Company’s common stock. The closing of the transaction was subject to certain conditions as mutually agreed upon between the parties, provided the purchase price will be paid no later than November 11, 2024. The Company has not received the proceeds under this subscription agreement by November 11, 2024 and as such is in default of its second amendment to the forbearance agreement (the “Amendment”) by and among the Company and Arena Investors, LP, as agent (“Agent”) for the purchasers of the Company’s senior secured convertible notes (collectively, the “Purchasers”) issued in May 2021 (the “May 2021 Notes”) and June 2022 (the “June 2022 Notes” and collectively with the May 2021 Notes, the “Notes”) (see Note 12). The Company will not have sufficient funds to operate its business, and as such is in process of taking legal action against the accredited investor, as well as seeking other alternatives to raise cash in the interim, including a potential sale of its business or potentially curtailing or ceasing operations.

On November 13, 2024, the Company received $150,000 governed by a subscription agreement under the same prorata terms as noted in the above $2 million subscription agreement. The Company entered into this subscription agreement (the “Agreement”) with an accredited investor (the “Investor”) pursuant to which the Company agreed to issue and sell 150 shares of the Company’s series C convertible preferred stock (the “Preferred Stock”) for aggregate gross proceeds of $150,000. In connection with the Agreement, the Company also agreed to issue the Investor warrants (the “Warrants”) to purchase 2,742,900 shares of the Company’s common stock. No assurance can be provided that the Company will be able to refinance, restructure or repay our indebtedness or to continue as a going concern.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

You should read the following discussion and analysis of our financial condition and plan of operations together with “Summary Financial Data” and our financial statements and the related notes appearing elsewhere in this Quarterly Report on Form 10-Q. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2023. All amounts in this Quarterly Report on Form 10-Q are in U.S. dollars, unless otherwise noted.

Throughout this Quarterly Report on Form 10-Q, references to “we,” “our,” “us,” “Company,” “Optimus,” or “Optimus Healthcare Services” refer to Optimus Healthcare Services, Inc., individually, or as the context requires, collectively with its subsidiaries.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of the Company’s financial condition and results of operations is based on the Company’s condensed consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. In accordance with U.S. GAAP, the Company bases its estimates on historical experience and on various other assumptions the Company believes are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

For information on the Company’s significant accounting policies and estimates refer to Note 2 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023 and to Note 2 “Summary of Significant Accounting Policies” in the unaudited condensed consolidated financial statements.

Overview

The Company is dedicated to advancing access to clinical trial research through its portfolio company Clinical Research Alliance, Inc. (“CRA”), and until December 2023 when it discontinued operations of its early stage pharmacy operation, through its portfolio company Worker’s Health Rx (d/b/a “Vitality Rx”).

Our vision for the Company is to continue to grow by acquiring controlling interests in healthcare-related businesses with strong leadership teams, innovative products and services, and proven technologies or processes that expand access to high quality healthcare and improve overall health outcomes and physical well-being. Our goal at Optimus is to empower physicians and patients with the information, guidance and tools needed to make informed health care choices. The Company seeks synergies among its portfolio companies and facilitates access to its management team which has extensive industry experience and its network of financial and business partners to help finance growth and accelerate business market trajectories.

Clinical Research Alliance

 On December 28, 2020, the Company acquired 100% of the outstanding equity interests in Optimus Healthcare Services, Inc., a Delaware corporation (“Optimus”), in exchange for 9,998,899 shares of its Series A convertible preferred stock and 18,000,000 shares of its common stock. In connection with the transaction all prior officers and directors of the Company resigned (except for Michael Pruitt) and new officers and directors were appointed as officers and directors of the Company. On November 25, 2020, Clinical Research Alliance Acquisition Corp. (“CRAAC”), an entity 99% owned by Optimus, acquired 100% of the outstanding equity interests in CRA in exchange for 70 shares of its common stock.

CRA provides services to a world-class team of dedicated oncologists across the Tri-State area that are united by a shared commitment to conduct clinical research. CRA provides independent, community-based oncology practices and hospitals in diverse communities with the necessary infrastructure and support to enroll their patients in cutting edge clinical trials without the patients having to leave their physicians’ offices, hospitals or their local communities.

CRA currently supports a number of community-based oncology practices and has signed an agreement with its first acute care hospital in Brooklyn, New York. CRA’s current focus is with oncologists in private practice, as well as rural and small hospitals in diverse communities.

CRA contracts with pharmaceutical companies and Contract Research Organizations (“CRO”) to conduct clinical trials (Phases I-IV) for investigational new drugs, biologics and medical devices, and has worked with over 40 pharmaceutical companies since inception. CRA’s customers consist primarily of large and mid-sized pharmaceutical and biotech companies. In the last 12 years, CRA has conducted approximately 180 clinical trials. As CRA was the highest enroller in many of these clinical trials, many of those clinical trials led to FDA approval for the trial compounds used to treat various cancers. Depending on the clinical trial design, CRA invoices the pharmaceutical manufacturer for some or all of the following services: startup fees, diagnostic tests, laboratory tests, patient stipends, pharmacy fees, patient visits, document storage and the reporting of serious adverse events.

CRA also contracts with independent community-based oncology practices and hospitals in diverse communities to assist in the conduct of the clinical trials. CRA’s services to the community-based practices and hospitals in diverse communities include:

(1)	maintaining the documentation necessary for the conduct of the clinical trial;

(2)	obtaining Internal Review Board (“IRB”) approval;

(3)	collecting data required by the trial protocol;

(4)	filing regulatory and compliance related documentation; and

(5)	dispensing drugs necessary to conduct the clinical trial.

Our contracts with the community-based oncology practices and hospitals include specific budgets for particular services rendered. The contracts may range in duration from a few months to several years or longer depending on the nature of the work performed. In some cases, a portion of the contract fee is paid at the time the contract is executed with the balance of the contract fee payable either monthly or in installments upon the achievement of milestones over the study duration. Our contracts generally may be terminated or reduced in scope either immediately or upon short notice. Our contracts with our community-based oncology practices and hospitals result in the payment of fees for services rendered to the principal investigator that is conducting a particular clinical trial. The COVID-19 pandemic did not impact any open trials that were ongoing as CRA was able to conduct business remotely instead of through on-site visits. However, it did impact the number of new trials that were initiated in 2020 and 2021. The number of oncology trials rebounded in 2022 and 2023.

CRA employs experienced Clinical Research Coordinators that travel to the community-based oncology practices and hospitals for required study visits. Additionally, CRA’s principal investigator for a specific clinical trial is in contact with the oncology practices and hospitals to provide the necessary oversight. Community-based oncology practices and hospitals choose CRA because we provide the opportunity to conduct and conveniently enroll their patients in important clinical trials often unavailable to those community-based oncology practices and hospitals. In addition, CRA is committed to increasing clinical trial access to patients from diverse and underserved communities that will better represent the real-world population. Although CRA’s historical focus has been in the area of oncology, in the future we intend to expand our therapeutic reach into other therapeutic areas, including possibly gastroenterology, dermatology, cardiology, urology and ophthalmology. The National Institutes of Health estimate that there are currently 126,164 active clinical studies in these therapeutic areas.

The clinical research industry is fragmented, consisting of many small, niche service providers, a number of medium-sized providers and a number of large CROs that are differentiated by the scale of their global operations, breadth of service portfolios and supporting technology infrastructure. Companies like CRA generally compete on the basis of previous product experience, the ability to recruit patients, the depth of therapeutic and scientific expertise, the strength of project teams, price and increasingly on the ability to apply new innovation that can drive significant time and cost savings throughout the development process.

Vitality Rx

On January 28, 2022, the Company entered into a stock purchase agreement with Worker’s Health Rx, Inc., d/b/a Vitality Rx (“Vitality Rx”) and Marc Wiener, the sole shareholder, who was also our President, until his resignation on April 26, 2023, pursuant to which we acquired 100% of the outstanding equity interests of Vitality Rx in exchange for the issuance of 250,000 shares of our common stock and $350,000. The cash portion of the purchase price has been paid in full.

Vitality Rx was an early-stage pharmacy dedicated to serving the pharmacy needs of patients in the community and residing in Assisted Living and Independent Living facilities throughout the tristate area.  In addition, Vitality Rx was exploring the possibility of providing IVIG to a number of physician offices in the community: including but not limited to: neurologists, Ob/Gyn & infectious disease.   This offering was in a preliminary stage until the Company decided to discontinue its operations in December 2023.

Recent Developments

On March 8, 2024 (the “Effective Date”), Optimus Healthcare Services, Inc. (the “Company”) entered into a forbearance agreement (the “Forbearance Agreement”) by and among the Company and Arena Investors, LP, as agent (“Agent”) for the purchasers of the Company’s senior secured convertible notes (collectively, the “Purchasers”) issued in May 2021 (the “May 2021 Notes”) and June 2022 (the “June 2022 Notes” and collectively with the May 2021 Notes, the “Notes”), pursuant to which, among other things: (i) the Agent and the Purchasers agreed to forbear from exercising their rights and remedies with respect to the Specified Events of Default (as defined in the Forbearance Agreement) under the Notes until that date which is the earliest to occur of: (a) April 22, 2024; (b) the date on which any event of default under the Notes (other than the Specified Events of Default) occurs; and (c) the date on which the Company or any of its subsidiaries fails to comply with any term set forth in the Forbearance Agreement; (ii) the Company and its subsidiaries agreed it shall not allow acceleration or make any cash principal or interest payment on account of any indebtedness held by KORR Acquisition Group, Inc. (“Subordinated Lender”); (iii) the Company agreed it would use commercially reasonable best efforts to consummate a sale of some or all of the assets of its CRA business, a sale of some or all of the equity interests of the CRA business, or a merger of the CRA business, in each case, to an independent, non-affiliated third party in an arms’ length transaction, subject to satisfaction of certain milestones; (iv) the Company agreed it would use commercially reasonable best efforts to consummate an equity financing that results in gross proceeds of at least $2,000,000 to the Company on or prior to February 28, 2025, subject to consent of the Purchasers, which consent will not be unreasonably withheld (a “Qualified Subsequent Financing”); (v) subject to approval by the Company’s Board of Directors (the “Board”) or appropriate committee thereunder, the Company agreed to promptly appoint to the Company’s Board a nominee suggested by the Agent; and (vi) the Agent and the Purchasers provided their conditional consent to allow the Company to sell up to $350,000 of subordinated bridge notes, subject to certain conditions.

In connection with the Forbearance Agreement, the Company acknowledged that accrued and unpaid interest through January 1, 2024, fees, costs, and other amounts due to the Agent and the Purchasers under the Notes and the other transaction documents entered into between the parties was equal to $197,816.64 (exclusive of liquidated damages under Section 4.24 of the Security Purchase Agreements (as defined in the Forbearance Agreement) (the “Owed Amount”). The Company agreed to issue to the Purchasers an aggregate of 3,165,066 shares of common stock in satisfaction of such Owed Amount. The securities issued and sold in this transaction were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Purchasers are each an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

 Subordination Agreement

In connection with the Forbearance Agreement, the Company, Agent and Subordinated Lender entered into a subordination agreement (the “Subordination Agreement”) pursuant to which Subordinated Lender agreed to, among other things: (i) subordinate and make junior the payment of any and all of the principal amount or interest on, and any fees, costs, expenses, or any other payment in respect of the debt held by the Subordinated Lender (the “Subordinated Debt”) until 91 days after the indefeasible payment of the Senior Debt or after the conversion in full of the Notes; and (ii) upon the consummation of a Qualified Subsequent Financing, the Subordinated Lender agreed to convert the entire Subordinated Debt into a junior class of preferred stock of the Company, which such class, among other limitations, is junior as to the liquidation rights of any more senior class of preferred stock, in such form and with such content as the Agent and the Company may agree.

Amended and Restated Notes

On the Effective Date, the Company entered into amended and restated Notes with the Purchasers (the “Amended Notes”) pursuant to which, the Company agreed, among other things: (i) to pay interest to the Purchasers on the aggregate unconverted and then outstanding principal amount of this Note at the rate of twelve percent (12%) per annum beginning on or after May 2, 2023; (ii) commencing with the January 1, 2024 interest payment and thereafter, the Company, at its option may make interest payments and payment of other amounts due and payable under Amended Notes in shares of Common Stock of the Company at a price per share equal to the lesser of (a) $0.0625 or (b) 100% of the closing sale price on the day that is immediately prior to the applicable payment date or in cash; (iii) to allow the Amended Notes to be convertible into shares of Common Stock or, upon prior written notice, such number of shares of a to-be-issued class of preferred stock of the Company on the earliest of: (a) the occurrence and continuance of an Event of Default (as defined in the Amended Notes), (b) consummation of a Qualified Subsequent Financing, and (c) on or after the date on which such Conversion Shares are eligible to be sold under Rule 144 without the need for current public information; (iv) the conversion price in the Amended Notes shall now be equal to the lower of (a) $0.0625 or (b) the price of the securities issued in a Qualified Subsequent Financing completed within the one (1) year anniversary of the Current Issue Date, subject to adjustment; and (v) upon consummation of a Qualified Subsequent Financing, the outstanding principal amount of the Amended Notes plus all accrued but unpaid interest thereon and any other payment due thereunder, shall automatically, without any further action required by the Purchasers, be converted into shares of a class of the Company’s, yet-to-be-issued senior convertible preferred stock, in a form reasonably acceptable to the Purchasers, at the conversion price then in effect.

Amended and Restated Warrants

 In connection with (i) the issuance of the May 2021 Notes, and (ii) the issuance of the June 2022 Notes, the Company issued the Purchasers: (i) warrants to purchase an aggregate of 165,000 shares of Common Stock with an exercise price of $1.25 per share (the “May 2021 Warrants”), and (ii) warrants to purchase an aggregate of 1,540,000 shares of Common Stock with an exercise price of $1.25 per share (the “June 2022 Warrants” and together with the May 2021 Warrants, the “Warrants”), respectively. In connection with the Forbearance Agreement, the Company and the Purchasers entered into amended and restated warrants (the “Amended Warrants”) pursuant to which, among other things: (i) the exercise price of the Warrants was reduced to $0.01 per share and (ii) the term of the Warrants was changed from 5 years to 7 years.

Registration Rights Agreements

On the Effective Date, the Company entered into an Amended and Restated Registration Rights Agreement with the Purchasers related to the shares of common stock held by the Purchasers and the shares of common stock issuable upon exercise of the Amended Warrants pursuant to which we agreed to file a registration statement for such securities on the 30th calendar day following the date the Company’s independent public accountants have completed their audit for the fiscal year ended December 31, 2023 and the Company has filed its Annual Report on Form 10-K including such financial statements, or if later, June 15, 2024. If the Company fails to have it filed by such date, declared effective 60 calendar days thereafter or if we fail to maintain the effectiveness of the registration statement until all of such securities have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act, without any volume or manner of sale restrictions, then we will be obligated to pay liquidated damages to the holders of such securities of $20,000, in addition to any other rights such holders may have, upon the occurrence of any such event and on each monthly anniversary thereafter until the event is cured.

On the Effective Date, the Company also entered into an Amended and Restated Registration Rights Agreement with the Purchasers related to the shares of common stock (or shares of a to-be-issued class of preferred stock) issuable upon conversion of the Notes pursuant to which we agreed to file a registration statement for such securities on the 30th calendar day following the earliest of: (i) the first anniversary of the Effective Date and no Qualified Subsequent Financing has been consummated; (ii) the consummation of a Qualified Subsequent Financing and the Company has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, or if later, June 15, 2024; and (iii) the occurrence and continuance of an Event of Default (as defined under the Notes). If we fail to have it filed by such date, declared effective 45 calendar days thereafter or if we fail to maintain the effectiveness of the registration statement until all of such securities have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act, without any volume or manner of sale restrictions, then we will be obligated to pay liquidated damages to the holders of such securities of $20,000, in addition to any other rights such holders may have, upon the occurrence of any such event and on each monthly anniversary thereafter until the event is cured.

Side Letter

On the Effective Date, the Company and the Agent entered into a side letter pursuant to which the Agent acknowledged and agreed that any to-be-issued shares of preferred stock to be issued upon conversion of the Notes shall include the general parameters as set forth below, subject to execution of definitive documentation: (i) senior preferred will be first, prior to and superior to any other class of preferred stock or any other security, with a liquidation preference, which is to be paid in full before any other class of securities receives any distribution in liquidation or otherwise, (ii) no PIK or interest, no voting rights (except as required by law, no restrictions on future debt/equity raises (still have MFN for one year and the customary adjustment rights), (iii) convertible into shares of the common stock and (iv) non-redeemable.

On June 4, 2024, the Company entered into an amendment to the Forbearance Agreement and Registration Rights Agreements. The Forbearance Agreement was amended such that the Agent and the Purchasers agreed to forbear from exercising their rights and remedies with respect to the Specified Events of Default (as defined in the Amendment) under the Notes until that date which is the earliest to occur of: (a) August 30, 2024; (b) the date on which any event of default under the Notes (other than the Specified Events of Default) occurs; and (c) the date on which the Company or any of its subsidiaries fails to comply with any term set forth in the Forbearance Agreement; (ii) the definition of “Filing Date” in the Amended and Restated Registration Rights Agreements (as defined in the Amendment) was amended such that we agreed to file a registration statement for such securities on the 30th calendar day following the date the Company’s independent public accountants have completed their audit for the fiscal year ended December 31, 2023 and the Company has filed its Annual Report on Form 10-K including such financial statements, or if later, June 30, 2024 and (iii) the parties agreed to issue new Amended Warrants (as defined in the Amendment) to reflect an erroneous change to the expiration date in the Amended Warrants from 7 years to 5 years.

In connection with the Amendment, the Company agreed to issue to the Purchasers such number of shares of a to-be-created class of preferred stock having a stated value equal to $100,000 in the same class and on the same terms and conditions as the preferred stock to be issued to such Purchasers upon consummation of a Qualified Subsequent Financing (as defined in the Notes). The securities to be issued and sold in this transaction will not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Purchasers are each an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

On August 26, 2024, Optimus Healthcare Services, Inc. (the “Company”) was informed that stockholders representing 52.2 % of the voting power of the Company’s outstanding capital stock (the “Majority Stockholders”) took action by Written Consent in Lieu of a Meeting to amend the Company’s articles of incorporation, as amended (the “Charter” and such amendment to the Charter, the “Charter Amendment”, such Action by Written Consent as approves and adopts the Charter Amendment the “Action”) to increase the number of shares of capital stock authorized for issuance to one billion one hundred million and one (1,100,000,001) shares, consisting of one billion (1,000,000,000) shares of common stock and one hundred million and one (100,000,001) shares of preferred stock. The Action was approved by the Company’s board of directors on August 16, 2024. The Action will become effective upon the filing of a certificate of amendment to the Company’s Charter with the Secretary of State of the State of Florida. On September 19, 2024, the Company filed a certificate of amendment to the Company’s amended and restated articles of incorporation, as amended (the “Charter Amendment”) to increase the number of shares of capital stock authorized for issuance to one billion one hundred million and one (1,100,000,001) shares, consisting of one billion (1,000,000,000) shares of common stock and one hundred million and one (100,000,001) shares of preferred stock.

On September 10, 2024 (the “Effective Date”), Optimus Healthcare Services, Inc. (the “Company”) entered into the second amendment to the forbearance agreement (the “Amendment”) by and among the Company and Arena Investors, LP, as agent (“Agent”) for the purchasers of the Company’s senior secured convertible notes (collectively, the “Purchasers”) issued in May 2021 (the “May 2021 Notes”) and June 2022 (the “June 2022 Notes” and collectively with the May 2021 Notes, the “Notes”), pursuant to which, among other things, (i) Section 1(b) of the Forbearance Agreement was amended such that the Agent and the Purchasers agreed to forbear from exercising their rights and remedies with respect to the Specified Events of Default (as defined in the Amendment) under the Notes until that date which is the earliest to occur of: (a) November 11, 2024; (b) the date on which any event of default under the Notes (other than the Specified Events of Default) occurs; and (c) the date on which the Company or any of its subsidiaries fails to comply with any term set forth in the Forbearance Agreement; (ii) the list of Specified Events of Default (as defined in the Amendment) were amended and (iii) the Agent and the Purchasers waived and confirmed the terms of the Qualified Subsequent Financing (as defined in the Notes). In connection with the Amendment, the Company agreed to issue to the Purchasers such number of shares of a to-be-created class of preferred stock having a stated value equal to $100,000 in the same class and on the same terms and conditions as the preferred stock to be issued to such Purchasers upon consummation of a Qualified Subsequent Financing (as defined in the Notes). The securities to be issued and sold in this transaction will not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Purchasers are each an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

On September 17, 2024, the Company entered into a subscription agreement with an accredited investor to issue and sell up to 2,000 shares of the Company’s series C convertible preferred stock for aggregate gross proceeds of $2,000,000. In connection with Agreement, the Company also agreed to issue the Investor warrants to purchase up to 36,572,000 shares of the Company’s common stock. The closing of the transaction was subject to certain conditions as mutually agreed upon between the parties, provided the purchase price will be paid no later than November 11, 2024.

Each share of Preferred Stock shall have a stated value of $1,000 per share and shall be convertible into shares of the Company’s common stock at a conversion price of $0.07 per share, subject to adjustment (the “Conversion Price”). The Preferred Stock shall only be entitled to receive dividends on an as converted basis to the extend dividends are paid on shares of common stock, shall have no voting rights, subject to certain exceptions and shall have a liquidation preference only subordinated to the rights of the securities to be issued to the senior creditor upon a Qualified Subsequent Financing (as defined therein). The Warrants are exercisable for a period of three years from the date of issuance at an initial exercise price of $0.075. The Investor may exercise the Warrants on a cashless basis at any time after issuance. In the event the Investor exercises the Warrants on a cashless basis, then the Company will not receive any proceeds.

The Conversion Price of the Preferred Stock and the Exercise Price of the Warrants are subject to full ratchet and anti-dilution adjustment for subsequent lower price issuances by the Company for a period of one year from the time the securities are registered, as well as customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like.

The Investor has contractually agreed to restrict their ability to exercise the Warrants and convert the Preferred Stock such that the number of shares of the Company common stock held by each of them and their affiliates after such conversion or exercise does not exceed 9.99% of the Company’s then issued and outstanding shares of common stock.

Subject to any limitations set forth in any registration rights granted to the Company’s senior secured creditors, including any registration rights granted to such creditors upon conversion of their indebtedness into a different class of preferred stock after the Execution Date, the securities to be sold to the Investor shall have piggyback registration rights, subject to certain exceptions.

Upon closing of the transactions contemplated by the Agreement, all indebtedness of the Company held by affiliates of Arena Investors, LP (the “Senior Creditor”) shall automatically convert into shares of a class of the Company’s, yet-to-be-issued senior convertible preferred stock, in a form reasonably acceptable to the Senior Creditor, provided the conversion price shall be $0.625 and the class shall be senior in preference to the Preferred Stock. In addition, upon closing, all indebtedness of the Company held by KORR Acquisition Group, Inc. shall automatically convert into the Preferred Stock sold to the Investor.

The closing of the above transaction was to be paid no later than November 11, 2024. The Company has not received the proceeds under this subscription agreement by November 11, 2024 and as such is in default of its second amendment to the forbearance agreement (the “Amendment”) by and among the Company and Arena Investors, LP, as agent (“Agent”) for the purchasers of the Company’s senior secured convertible notes (collectively, the “Purchasers”) issued in May 2021 (the “May 2021 Notes”) and June 2022 (the “June 2022 Notes” and collectively with the May 2021 Notes, the “Notes”) (see Note 12). The Company will not have sufficient funds to operate its business, and as such is in process of taking legal action against the accredited investor, as well as seeking other alternatives to raise cash in the interim, including a potential sale of its business or potentially curtailing or ceasing operations.

On November 13, 2024, the Company received $150,000 governed by a subscription agreement under the same prorata terms as noted in the above $2 million subscription agreement. The Company entered into this subscription agreement (the “Agreement”) with an accredited investor (the “Investor”) pursuant to which the Company agreed to issue and sell 150 shares of the Company’s series C convertible preferred stock (the “Preferred Stock”) for aggregate gross proceeds of $150,000. In connection with the Agreement, the Company also agreed to issue the Investor warrants (the “Warrants”) to purchase 2,742,900 shares of the Company’s common stock. No assurance can be provided that the Company will be able to refinance, restructure or repay our indebtedness or to continue as a going concern.

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

UNAUDITED

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net Revenue	$384,763	$453,717	$1,368,531	$1,047,773

Cost of sales	74,061	79,750	194,304	218,932

Gross profit	310,702	373,967	1,174,227	828,841

Operating expenses:
Stock based compensation	986,347	682,452	752,632	3,283,913
Personnel expenses	424,856	448,836	1,333,890	2,179,288
General and administrative expenses	447,926	472,544	1,235,033	1,499,633
Professional fees	53,003	116,437	191,027	319,916
Total operating expenses	1,912,132	1,720,269	3,512,582	7,282,750

Loss from operations	(1,601,430)	(1,346,302)	(2,338,355)	(6,453,909)

Other income (expense):
Amortization of debt discount	-	(291,318)	(484,268)	(864,454)
Interest expense	(205,169)	(144,499)	(599,773)	(363,083)
Loss on extinguishment of debt	-	-	(263,857)	-
Net gain from investments	-	-	-	78,510
Interest income	67	4,000	6,143	12,000
Total other income (expense)	(205,102)	(431,817)	(1,341,755)	(1,137,027)

Loss before income tax benefit (expense)	(1,806,532)	(1,778,119)	(3,680,110)	(7,590,936)

Income tax benefit (expense)	-	-	(976)	(2,025)

Net loss	$(1,806,532)	$(1,778,119)	$(3,681,086)	$(7,592,961)

Results of Operations

Comparison of the Quarter Ended September 30, 2024 and 2023

Net Revenues

Net Revenues were $384,763 for the quarter ended September 30, 2024 and $453,717 for the quarter ended September 30, 2023, a decrease of $68,954. Revenues consist primarily of services to pharmaceutical companies for the execution of oncology clinical trials. The decrease in revenues were primarily the result of less trials added during the quarter ended September 30, 2024 and timing of services provided.

Cost of Sales

Cost of Sales were $74,061 for the quarter ended September 30, 2024 and $79,750 for the quarter ended September 30, 2023, a decrease of $5,689. Cost of Sales consist primarily of outside physician services. The decrease in cost of sales was a result of the mix of revenue and related costs.

Gross Profit

Gross profit was $310,702 for the quarter ended September 30, 2024 and $373,967 for the quarter ended September 30, 2023, an decrease of $63,265. The decrease in gross profit was a result of decreased sales in 2024 of $68,954, as well as the revenue mix.

Stock-Based Compensation

Stock based compensation was $986,347 for the quarter ended September 30, 2024 and $682,452 for the quarter ended September 30, 2023, an increase of $303,895. Stock based compensation consists of stock options and RSU’s issued to employees and consultants. The increase was due primarily to terminated stock options and RSU’s subsequent to June 30, 2023, as well as new issuances during the quarter ended September 30, 2024.

Personnel Expenses

Personnel expenses were $424,856 for the quarter ended September 30, 2024 and $448,836 for the quarter ended September 30, 2023, a decrease of $23,980. Personnel expenses consist primarily of executive employment agreements, and employee salaries and bonuses and payroll taxes related. The decrease was primarily related to the termination of its former CEO in July 2023 and the reduction in his related salary and bonus, as well as other personnel reductions.

General and Administrative Expenses

General and administrative expenses were $447,926 for the quarter ended September 30, 2024 and $472,544 for the quarter ended September 30, 2023, a decrease of $24,618. General and administrative expenses consist primarily of insurance, rent, study expenses and other corporate expenses to generally support the current and future anticipated operations. The decrease was primarily the result of decreased payroll and payroll related costs due to the discontinuance of its Vitality Rx early-stage pharmacy for which the operations were discontinued in December 2023, offset in part by $100,000 expense related to an amendment of its loan agreements in September 2024.

Professional Fees

Professional Fees were $53,003 for the quarter ended September 30, 2024 and $116,437 for the quarter ended September 30, 2023, a decrease of $63,434. Professional Fees consist primarily of legal and accounting fees related to services performed by outside vendors supporting the Company’s filing requirements with the Securities and Exchange Commission related to its quarterly Form 10-Q, annual Form 10-K, registration statements and other reporting and filing requirements. The decrease in professional fees is the result of reduced legal expenses due to less corporate actions.

Loss from Operations

The Company had a loss from operations of $1,601,430 for the quarter ended September 30, 2024 and $1,346,302 for the quarter ended September 30, 2023, an increased loss of $255,128 as a result of the foregoing factors.

Amortization of Debt Discount

Amortization of Debt Discount was $0 for the quarter ended September 30, 2024 and $291,318 for the quarter ended September 30, 2023 as a result of the debt discount being fully amortized at June 30, 2024 as a result of the amendment of its loan agreements.

Interest Expense

Interest expense was $205,169 for the quarter ended September 30, 2024 and $144,499 for the quarter ended September 30, 2023, an increase of $60,670. Interest expense consists primarily of interest on convertible debt and its demand note. The increase was a result of higher interest rates on its convertible debt of $4.4 million (12% as compared to 9% in prior year quarter), as well as additional debt of $2.060 million as compared to $1.720 million in the prior year quarter, and the resultant interest expense.

Net Gain (loss) from Investments

Net gain (loss) from investments was $0 for the quarter ended September 30, 2024 and September 30, 2023, the result of the Company closing its investing account in April 2023.

Interest Income

Interest income was $67 for the quarter ended September 30, 2024 and $4,000 for the quarter ended September 30, 2023, a decrease of $3,933. Interest income consisted primarily of interest on a short-term loan receivable which has been paid in full on May 1, 2024.

Income Taxes

The income tax expense was $0 for the quarter ended September 30, 2024 and September 30, 2023. Since 2022, we have provided a full valuation allowance against all of the net deferred tax assets. This was based on management’s assessment, including its cumulative operating losses, that it is more likely than not that the net deferred tax assets may not be realized in the future. We continue to evaluate for potential utilization of our deferred tax asset, which has been fully reserved for, on a quarterly basis, reviewing our economic models, including projections and timing of orders, cost containment measures and other factors.

Net Loss

As a result of the foregoing factors, net loss was $1,806,532 for the quarter ended September 30, 2024 and $1,778,119 for the quarter ended September 30, 2023, an increased loss of $28,413.

Comparison of the Nine months Ended September 30, 2024 and 2023

Net Revenues

Net Revenues were $1,368,531 for the nine months ended September 30, 2024 and $1,047,773 for the nine months ended September 30, 2023, an increase of $320,758. Revenues consist primarily of services to pharmaceutical companies for the execution of oncology clinical trials. The increase in revenues were primarily the result of adding new trials and timing of services provided.

Cost of Sales

Cost of Sales were $194,304 for the nine months ended September 30, 2024 and $218,932 for the nine months ended September 30, 2023, a decrease of $24,628. Cost of Sales consist primarily of outside physician services. The decrease in cost of sales was a result of the mix of revenue and related costs.

Gross Profit

Gross profit was $1,174,227 for the nine months ended September 30, 2024 and $828,841 for the nine months ended September 30, 2023, an increase of $345,386. The increase in gross profit was a result of increased sales in 2024 of $320,758, as well as the revenue mix.

Stock-Based Compensation

Stock based compensation was $752,632 for the nine months ended September 30, 2024 and $3,283,913 for the nine months ended September 30, 2023, a decrease of $2,531,281. Stock based compensation consists of stock options and RSU’s issued to employees and consultants. The decrease was due primarily to terminated stock options and RSU’s during the first nine months of 2024 resulting in a recovery of $2,557,488.

Personnel Expenses

Personnel expenses were $1,333,890 for the nine months ended September 30, 2024 and $2,179,288 for the nine months ended September 30, 2023, a decrease of $845,398. Personnel expenses consist primarily of executive employment agreements, and employee salaries and bonuses and payroll taxes related. The decrease was primarily related to the termination of its former CEO in July 2023 and the reduction in his related salary and bonus, as well as other personnel reductions.

General and Administrative Expenses

General and administrative expenses were $1,235,033 for the nine months ended September 30, 2024 and $1,499,633 for the nine months ended September 30, 2023, a decrease of $264,600. General and administrative expenses consist primarily of insurance, rent, study expenses and other corporate expenses to generally support the current and future anticipated operations. The decrease was primarily the result of decreased payroll and payroll related costs due to the discontinuance of its Vitality Rx early-stage pharmacy for which the operations were discontinued in December 2023, offset in part by a $200,000 expense related to the June 2024 and September 2024 amendments, $100,000 each, of its loan agreements.

Professional Fees

Professional Fees were $191,027 for the nine months ended September 30, 2024 and $319,916 for the nine months ended September 30, 2023, a decrease of $128,889. Professional Fees consist primarily of legal and accounting fees related to services performed by outside vendors supporting the Company’s filing requirements with the Securities and Exchange Commission related to its quarterly Form 10-Q, annual Form 10-K, registration statements and other reporting and filing requirements. Commencing in the second quarter of 2023 a portion of these services are now provided internally.

Loss from Operations

The Company had a loss from operations of $2,338,355 for the nine months ended September 30, 2024 and $6,453,909 for the nine months ended September 30, 2023, a decrease of $4,115,554 as a result of the foregoing factors.

Amortization of Debt Discount

Amortization of Debt Discount was $484,268 for the nine months ended September 30, 2024 and $864,454 for the nine months ended September 30, 2023 as a result of the debt discount being fully amortized at June 30, 2024 as a result of the amendment of its loan agreements.

Interest Expense

Interest expense was $599,773 for the nine months ended September 30, 2024 and $363,083 for the nine months ended September 30, 2023, an increase of $236,690. Interest expense consists primarily of interest on convertible debt and its demand note. The increase was a result of higher interest rates on its convertible debt of $4.4 million (12% as compared to 9% in prior year period), as well as additional debt of $2.060 million as compared to $1.720 million in the prior year period, and the resultant interest expense.

Loss on extinguishment of debt

As a result of the amendment to the Company’s convertible debt, it recorded a loss on extinguishment of debt in the amount of $263,857 for the nine months ended September 30, 2024 as compared to none in the nine months ended September 30, 2023.

Net Gain (loss) from Investments

Net gain (loss) from investments was $0 for the nine months ended September 30, 2024 and $78,510 for the nine months ended September 30, 2023, a decrease of $78,510 due to no investing activities during the nine months ended September 30, 2024, the result of the Company closing its investing account in April 2023. Net gain from investments consists of realized and unrealized gains from marketable securities purchased. For the nine months ended September 30, 2023, the net loss from investments consisted of $161,269 in unrealized gains and $82,759 of realized losses.

Interest Income

Interest income was $6,143 for the nine months ended September 30, 2024 and $12,000 for the nine months ended September 30, 2023, a decrease of $5,857. Interest income consisted primarily of interest on a short-term loan receivable which has been paid in full on May 1, 2024.

Income Taxes

The income tax expense was $976 for the nine months ended September 30, 2024 and $2,025 for the nine months ended September 30, 2023. Since 2022, we have provided a full valuation allowance against all of the net deferred tax assets. This was based on management’s assessment, including its cumulative operating losses, that it is more likely than not that the net deferred tax assets may not be realized in the future. We continue to evaluate for potential utilization of our deferred tax asset, which has been fully reserved for, on a quarterly basis, reviewing our economic models, including projections and timing of orders, cost containment measures and other factors.

Net Loss

As a result of the foregoing factors, net loss was $3,681,086 for the nine months ended September 30, 2024 and $7,592,961 for the nine months ended September 30, 2023, a decreased loss of $3,911,875.

Liquidity and Capital Resources

The Company’s current operations have been focused on business planning and raising capital. The Company has sustained operating losses since inception and expects such losses to continue over the foreseeable future. In May 2021, the Company issued approximately $2.2 million aggregate principal amount of convertible notes and in June 2022, the Company issued an additional $2.2 million aggregate principal amount of convertible notes on the same terms as the Notes issued in May 2021. Any outstanding amounts of these convertible notes mature on May 25, 2024 and June 7, 2024, respectively. Under the terms of the first and second amended to the Forbearance Agreement, the due date of both these notes are extended until November 11, 2024. During the nine months ended September 30, 2024, the Company received a related party loan from KORR Acquisitions Group, Inc. in the total amount of $313,000, and $27,000 additional related party loans from RUA Diagnostics Inc. ($12,000) and O2 Capital Inc. ($15,000). All loans are interest bearing and are subordinated to the Convertible Notes Payable (see Note 12).

Substantial additional financing will continue to be needed by the Company to fund its operations and to commercially develop its services. Management is currently evaluating different strategies to obtain the required funding for future operations. These strategies may include but are not limited to: private offerings of Common Stock, public offerings of equity and/or debt securities, payments from potential strategic research and development and licensing and/or marketing arrangements. Management believes that these ongoing and planned financing endeavors, if successful, may provide adequate financial resources to continue as a going concern for at least the next twelve months from the date the financial statements are issued; however, there can be no assurance in this regard. If the Company is unable to secure adequate additional funding, its business, operating results, financial condition and cash flows may be materially and adversely affected, which could include curtailing, halting or selling its operations.

On March 8, 2024 (the “Effective Date”), Optimus Healthcare Services, Inc. (the “Company”) entered into a forbearance agreement (the “Forbearance Agreement”) by and among the Company and Arena Investors, LP, as agent (“Agent”) for the purchasers of the Company’s senior secured convertible notes (collectively, the “Purchasers”) issued in May 2021 (the “May 2021 Notes”) and June 2022 (the “June 2022 Notes” and collectively with the May 2021 Notes, the “Notes”), pursuant to which, among other things: (i) the Agent and the Purchasers agreed to forbear from exercising their rights and remedies with respect to the Specified Events of Default (as defined in the Forbearance Agreement) under the Notes until that date which is the earliest to occur of: (a) April 22, 2024; (b) the date on which any event of default under the Notes (other than the Specified Events of Default) occurs; and (c) the date on which the Company or any of its subsidiaries fails to comply with any term set forth in the Forbearance Agreement; (ii) the Company and its subsidiaries agreed it shall not allow acceleration or make any cash principal or interest payment on account of any indebtedness held by KORR Acquisition Group, Inc. (“Subordinated Lender”); (iii) the Company agreed it would use commercially reasonable best efforts to consummate a sale of some or all of the assets of its CRA business, a sale of some or all of the equity interests of the CRA business, or a merger of the CRA business, in each case, to an independent, non-affiliated third party in an arms’ length transaction, subject to satisfaction of certain milestones; (iv) the Company agreed it would use commercially reasonable best efforts to consummate an equity financing that results in gross proceeds of at least $2,000,000 to the Company on or prior to February 28, 2025, subject to consent of the Purchasers, which consent will not be unreasonably withheld (a “Qualified Subsequent Financing”); (v) subject to approval by the Company’s Board of Directors (the “Board”) or appropriate committee thereunder, the Company agreed to promptly appoint to the Company’s Board a nominee suggested by the Agent; and (vi) the Agent and the Purchasers provided their conditional consent to allow the Company to sell up to $350,000 of subordinated bridge notes, subject to certain conditions.

In connection with the Forbearance Agreement, the Company acknowledged that accrued and unpaid interest through January 1, 2024, fees, costs, and other amounts due to the Agent and the Purchasers under the Notes and the other transaction documents entered into between the parties was equal to $197,816.64 (exclusive of liquidated damages under Section 4.24 of the Security Purchase Agreements (as defined in the Forbearance Agreement) (the “Owed Amount”). The Company agreed to issue to the Purchasers an aggregate of 3,165,066 shares of common stock in satisfaction of such Owed Amount. The securities issued and sold in this transaction were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Purchasers are each an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

Subordination Agreement

In connection with the Forbearance Agreement, the Company, Agent and Subordinated Lender entered into a subordination agreement (the “Subordination Agreement”) pursuant to which Subordinated Lender agreed to, among other things: (i) subordinate and make junior the payment of any and all of the principal amount or interest on, and any fees, costs, expenses, or any other payment in respect of the debt held by the Subordinated Lender (the “Subordinated Debt”) until 91 days after the indefeasible payment of the Senior Debt or after the conversion in full of the Notes; and (ii) upon the consummation of a Qualified Subsequent Financing, the Subordinated Lender agreed to convert the entire Subordinated Debt into a junior class of preferred stock of the Company, which such class, among other limitations, is junior as to the liquidation rights of any more senior class of preferred stock, in such form and with such content as the Agent and the Company may agree.

Amended and Restated Notes

On the Effective Date, the Company entered into amended and restated Notes with the Purchasers (the “Amended Notes”) pursuant to which, the Company agreed, among other things: (i) to pay interest to the Purchasers on the aggregate unconverted and then outstanding principal amount of this Note at the rate of twelve percent (12%) per annum beginning on or after May 2, 2023; (ii) commencing with the January 1, 2024 interest payment and thereafter, the Company, at its option may make interest payments and payment of other amounts due and payable under Amended Notes in shares of Common Stock of the Company at a price per share equal to the lesser of (a) $0.0625 or (b) 100% of the closing sale price on the day that is immediately prior to the applicable payment date or in cash; (iii) to allow the Amended Notes to be convertible into shares of Common Stock or, upon prior written notice, such number of shares of a to-be-issued class of preferred stock of the Company on the earliest of: (a) the occurrence and continuance of an Event of Default (as defined in the Amended Notes), (b) consummation of a Qualified Subsequent Financing, and (c) on or after the date on which such Conversion Shares are eligible to be sold under Rule 144 without the need for current public information; (iv) the conversion price in the Amended Notes shall now be equal to the lower of (a) $0.0625 or (b) the price of the securities issued in a Qualified Subsequent Financing completed within the one (1) year anniversary of the Current Issue Date, subject to adjustment; and (v) upon consummation of a Qualified Subsequent Financing, the outstanding principal amount of the Amended Notes plus all accrued but unpaid interest thereon and any other payment due thereunder, shall automatically, without any further action required by the Purchasers, be converted into shares of a class of the Company’s, yet-to-be-issued senior convertible preferred stock, in a form reasonably acceptable to the Purchasers, at the conversion price then in effect.

Amended and Restated Warrants

In connection with (i) the issuance of the May 2021 Notes, and (ii) the issuance of the June 2022 Notes, the Company issued the Purchasers: (i) warrants to purchase an aggregate of 165,000 shares of Common Stock with an exercise price of $1.25 per share (the “May 2021 Warrants”), and (ii) warrants to purchase an aggregate of 1,540,000 shares of Common Stock with an exercise price of $1.25 per share (the “June 2022 Warrants” and together with the May 2021 Warrants, the “Warrants”), respectively. In connection with the Forbearance Agreement, the Company and the Purchasers entered into amended and restated warrants (the “Amended Warrants”) pursuant to which, among other things: (i) the exercise price of the Warrants was reduced to $0.01 per share and (ii) the term of the Warrants was changed from 5 years to 7 years.

Registration Rights Agreements

On the Effective Date, the Company entered into an Amended and Restated Registration Rights Agreement with the Purchasers related to the shares of common stock held by the Purchasers and the shares of common stock issuable upon exercise of the Amended Warrants pursuant to which we agreed to file a registration statement for such securities on the 30th calendar day following the date the Company’s independent public accountants have completed their audit for the fiscal year ended December 31, 2023 and the Company has filed its Annual Report on Form 10-K including such financial statements, or if later, June 15, 2024. If the Company fails to have it filed by such date, declared effective 60 calendar days thereafter or if we fail to maintain the effectiveness of the registration statement until all of such securities have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act, without any volume or manner of sale restrictions, then we will be obligated to pay liquidated damages to the holders of such securities of $20,000, in addition to any other rights such holders may have, upon the occurrence of any such event and on each monthly anniversary thereafter until the event is cured.

On the Effective Date, the Company also entered into an Amended and Restated Registration Rights Agreement with the Purchasers related to the shares of common stock (or shares of a to-be-issued class of preferred stock) issuable upon conversion of the Notes pursuant to which we agreed to file a registration statement for such securities on the 30th calendar day following the earliest of: (i) the first anniversary of the Effective Date and no Qualified Subsequent Financing has been consummated; (ii) the consummation of a Qualified Subsequent Financing and the Company has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, or if later, June 15, 2024; and (iii) the occurrence and continuance of an Event of Default (as defined under the Notes). If we fail to have it filed by such date, declared effective 45 calendar days thereafter or if we fail to maintain the effectiveness of the registration statement until all of such securities have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act, without any volume or manner of sale restrictions, then we will be obligated to pay liquidated damages to the holders of such securities of $20,000, in addition to any other rights such holders may have, upon the occurrence of any such event and on each monthly anniversary thereafter until the event is cured.

Side Letter

On the Effective Date, the Company and the Agent entered into a side letter pursuant to which the Agent acknowledged and agreed that any to-be-issued shares of preferred stock to be issued upon conversion of the Notes shall include the general parameters as set forth below, subject to execution of definitive documentation: (i) senior preferred will be first, prior to and superior to any other class of preferred stock or any other security, with a liquidation preference, which is to be paid in full before any other class of securities receives any distribution in liquidation or otherwise, (ii) no PIK or interest, no voting rights (except as required by law, no restrictions on future debt/equity raises (still have MFN for one year and the customary adjustment rights), (iii) convertible into shares of the common stock and (iv) non-redeemable.

On June 4, 2024, the Company entered into an amendment to the Forbearance Agreement and Registration Rights Agreements. The Forbearance Agreement was amended such that the Agent and the Purchasers agreed to forbear from exercising their rights and remedies with respect to the Specified Events of Default (as defined in the Amendment) under the Notes until that date which is the earliest to occur of: (a) August 30, 2024; (b) the date on which any event of default under the Notes (other than the Specified Events of Default) occurs; and (c) the date on which the Company or any of its subsidiaries fails to comply with any term set forth in the Forbearance Agreement; (ii) the definition of “Filing Date” in the Amended and Restated Registration Rights Agreements (as defined in the Amendment) was amended such that we agreed to file a registration statement for such securities on the 30th calendar day following the date the Company’s independent public accountants have completed their audit for the fiscal year ended December 31, 2023 and the Company has filed its Annual Report on Form 10-K including such financial statements, or if later, June 30, 2024 and (iii) the parties agreed to issue new Amended Warrants (as defined in the Amendment) to reflect an erroneous change to the expiration date in the Amended Warrants from 7 years to 5 years.

In connection with the Amendment, the Company agreed to issue to the Purchasers such number of shares of a to-be-created class of preferred stock having a stated value equal to $100,000 in the same class and on the same terms and conditions as the preferred stock to be issued to such Purchasers upon consummation of a Qualified Subsequent Financing (as defined in the Notes). The securities to be issued and sold in this transaction will not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Purchasers are each an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

On August 26, 2024, Optimus Healthcare Services, Inc. (the “Company”) was informed that stockholders representing 52.2 % of the voting power of the Company’s outstanding capital stock (the “Majority Stockholders”) took action by Written Consent in Lieu of a Meeting to amend the Company’s articles of incorporation, as amended (the “Charter” and such amendment to the Charter, the “Charter Amendment”, such Action by Written Consent as approves and adopts the Charter Amendment the “Action”) to increase the number of shares of capital stock authorized for issuance to one billion one hundred million and one (1,100,000,001) shares, consisting of one billion (1,000,000,000) shares of common stock and one hundred million and one (100,000,001) shares of preferred stock. The Action was approved by the Company’s board of directors on August 16, 2024. The Action will become effective upon the filing of a certificate of amendment to the Company’s Charter with the Secretary of State of the State of Florida. On September 19, 2024, the Company filed a certificate of amendment to the Company’s amended and restated articles of incorporation, as amended (the “Charter Amendment”) to increase the number of shares of capital stock authorized for issuance to one billion one hundred million and one (1,100,000,001) shares, consisting of one billion (1,000,000,000) shares of common stock and one hundred million and one (100,000,001) shares of preferred stock.

On September 10, 2024 (the “Effective Date”), Optimus Healthcare Services, Inc. (the “Company”) entered into the second amendment to the forbearance agreement (the “Amendment”) by and among the Company and Arena Investors, LP, as agent (“Agent”) for the purchasers of the Company’s senior secured convertible notes (collectively, the “Purchasers”) issued in May 2021 (the “May 2021 Notes”) and June 2022 (the “June 2022 Notes” and collectively with the May 2021 Notes, the “Notes”), pursuant to which, among other things, (i) Section 1(b) of the Forbearance Agreement was amended such that the Agent and the Purchasers agreed to forbear from exercising their rights and remedies with respect to the Specified Events of Default (as defined in the Amendment) under the Notes until that date which is the earliest to occur of: (a) November 11, 2024; (b) the date on which any event of default under the Notes (other than the Specified Events of Default) occurs; and (c) the date on which the Company or any of its subsidiaries fails to comply with any term set forth in the Forbearance Agreement; (ii) the list of Specified Events of Default (as defined in the Amendment) were amended and (iii) the Agent and the Purchasers waived and confirmed the terms of the Qualified Subsequent Financing (as defined in the Notes). In connection with the Amendment, the Company agreed to issue to the Purchasers such number of shares of a to-be-created class of preferred stock having a stated value equal to $100,000 in the same class and on the same terms and conditions as the preferred stock to be issued to such Purchasers upon consummation of a Qualified Subsequent Financing (as defined in the Notes). The securities to be issued and sold in this transaction will not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Purchasers are each an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

On September 17, 2024, the Company entered into a subscription agreement with an accredited investor to issue and sell up to 2,000 shares of the Company’s series C convertible preferred stock for aggregate gross proceeds of $2,000,000. In connection with Agreement, the Company also agreed to issue the Investor warrants to purchase up to 36,572,000 shares of the Company’s common stock. The closing of the transaction was subject to certain conditions as mutually agreed upon between the parties, provided the purchase price will be paid no later than November 11, 2024.

Each share of Preferred Stock shall have a stated value of $1,000 per share and shall be convertible into shares of the Company’s common stock at a conversion price of $0.07 per share, subject to adjustment (the “Conversion Price”). The Preferred Stock shall only be entitled to receive dividends on an as converted basis to the extend dividends are paid on shares of common stock, shall have no voting rights, subject to certain exceptions and shall have a liquidation preference only subordinated to the rights of the securities to be issued to the senior creditor upon a Qualified Subsequent Financing (as defined therein). The Warrants are exercisable for a period of three years from the date of issuance at an initial exercise price of $0.075. The Investor may exercise the Warrants on a cashless basis at any time after issuance. In the event the Investor exercises the Warrants on a cashless basis, then the Company will not receive any proceeds.

The Conversion Price of the Preferred Stock and the Exercise Price of the Warrants are subject to full ratchet and anti-dilution adjustment for subsequent lower price issuances by the Company for a period of one year from the time the securities are registered, as well as customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like.

The Investor has contractually agreed to restrict their ability to exercise the Warrants and convert the Preferred Stock such that the number of shares of the Company common stock held by each of them and their affiliates after such conversion or exercise does not exceed 9.99% of the Company’s then issued and outstanding shares of common stock.

Subject to any limitations set forth in any registration rights granted to the Company’s senior secured creditors, including any registration rights granted to such creditors upon conversion of their indebtedness into a different class of preferred stock after the Execution Date, the securities to be sold to the Investor shall have piggyback registration rights, subject to certain exceptions.

Upon closing of the transactions contemplated by the Agreement, all indebtedness of the Company held by affiliates of Arena Investors, LP (the “Senior Creditor”) shall automatically convert into shares of a class of the Company’s, yet-to-be-issued senior convertible preferred stock, in a form reasonably acceptable to the Senior Creditor, provided the conversion price shall be $0.625 and the class shall be senior in preference to the Preferred Stock. In addition, upon closing, all indebtedness of the Company held by KORR Acquisition Group, Inc. shall automatically convert into the Preferred Stock sold to the Investor.

The closing of the above transaction was to be paid no later than November 11, 2024. The Company has not received the proceeds under this subscription agreement by November 11, 2024 and as such is in default of its second amendment to the forbearance agreement (the “Amendment”) by and among the Company and Arena Investors, LP, as agent (“Agent”) for the purchasers of the Company’s senior secured convertible notes (collectively, the “Purchasers”) issued in May 2021 (the “May 2021 Notes”) and June 2022 (the “June 2022 Notes” and collectively with the May 2021 Notes, the “Notes”) (see Note 12). The Company will not have sufficient funds to operate its business, and as such is in process of taking legal action against the accredited investor, as well as seeking other alternatives to raise cash in the interim, including a potential sale of its business or potentially curtailing or ceasing operations.

On November 13, 2024, the Company received $150,000 governed by a subscription agreement under the same prorata terms as noted in the above $2 million subscription agreement. The Company entered into this subscription agreement (the “Agreement”) with an accredited investor (the “Investor”) pursuant to which the Company agreed to issue and sell 150 shares of the Company’s series C convertible preferred stock (the “Preferred Stock”) for aggregate gross proceeds of $150,000. In connection with the Agreement, the Company also agreed to issue the Investor warrants (the “Warrants”) to purchase 2,742,900 shares of the Company’s common stock. No assurance can be provided that the Company will be able to refinance, restructure or repay our indebtedness or to continue as a going concern.

The independent auditors’ report accompanying our December 31, 2023 and 2022 financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements of the Company have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments that might be necessary should the Company be unable to continue in existence. The Company has incurred substantial losses and negative cash flows from operations since its inception and has an accumulated deficit of $33,814,142 as of September 30, 2024. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales or revenue from its services. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

As of September 30, 2024 and December 31, 2023, we had cash of $152,357 and $100,319, respectively. Our working capital (deficit) at September 30, 2024 was ($9,424,229). We will, however, in the future require additional cash resources to fund operating losses, due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern. Management believes that actions presently being taken to obtain additional funding and implement its strategic plans for the Company’s operating businesses provide the opportunity for the Company to continue as a going concern.

During the nine months ended September 30, 2024, we had net cash flow used in operating activities of $281,772. The cash flow used in operating activities resulted primarily from the net loss and noncash stock based compensation for the period, as partially offset by amortization of debt discounts, increases in accounts payable and accrued liabilities and a decrease in accounts and notes receivable.

We had no net cash flow provided by investing activities as we had closed our investing account in April 2023 and also had no purchases of fixed assets.

We had net cash flow provided by financing activities of $333,810 for the nine months ended September 30, 2024. The cash provided by financing activities was primarily the result of proceeds from bridge loans in the amount of $340,000.

As a result of the foregoing, the Company had a net increase in cash of $52,038 during the nine months ended September 30, 2024.

Inflation

We believe that inflation has not had a material adverse impact on our business or operating results during the periods presented.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as of the date of this Quarterly Report on Form 10-Q.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

The Company is not required to provide the information required by this Item as it is a “smaller reporting company,” as defined in Rule 12b-2 of the Exchange Act.

ITEM 4. CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

Our principal executive officer and principal financial officer evaluated the effectiveness of our “disclosure controls and procedures” as of September 30, 2024, the end of the period covered by this Quarterly Report on Form 10-Q. The term “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files under the Exchange Act is accumulated and communicated to a company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the controls system are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. Based on the evaluation of our disclosure controls and procedures as of September 30, 2024, our Chief Executive Officer and our Chief Financial Officer concluded that, as of such date, our disclosure controls and procedures were effective.

Changes in Internal Control

There have been no changes in our internal control over financial reporting that occurred during the three months ended September 30, 2024 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

ITEM 1A. RISK FACTORS.

Our business, financial condition, results of operations, and cash flows may be impacted by a number of factors, many of which are beyond our control, including those set forth in our other filings with the SEC, the occurrence of any one of which could have a material adverse effect on our actual results. There have been no material changes to the Risk Factors previously disclosed in our other filings with the SEC.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

During the nine months ended September 30, 2024, there were no sales of the Company’s shares of common stock.

On November 13, 2024, the Company received $150,000 governed by a subscription agreement under the same prorata terms as noted in the above $2 million subscription agreement. The Company entered into this subscription agreement (the “Agreement”) with an accredited investor (the “Investor”) pursuant to which the Company agreed to issue and sell 150 shares of the Company’s series C convertible preferred stock (the “Preferred Stock”) for aggregate gross proceeds of $150,000. In connection with the Agreement, the Company also agreed to issue the Investor warrants (the “Warrants”) to purchase 2,742,900 shares of the Company’s common stock. No assurance can be provided that the Company will be able to refinance, restructure or repay our indebtedness or to continue as a going concern.

We deemed the issuances of the securities described above to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4. MINE SAFETY DISCLOSURES.

Not applicable.

ITEM 5. OTHER INFORMATION.

During the nine months ended September 30, 2024, the Company received related party bridge loans from KORR Acquisitions Group, Inc. in the total amount of $313,000, and $27,000 additional related party loans from RUA Diagnostics Inc. ($12,000) and O2 Capital Inc. ($15,000), in addition to prior loans from KORR Acquisitions Group, Inc. in the amount of $1,720,000. These loans are subordinated to and subject to the terms of the Senior Note Holder.

ITEM 6. EXHIBITS.

Exhibit No.	Description
3.1	Certificate of Amendment to the Amended and Restated Articles of Incorporation, dated September 19, 2024 (filed as Exhibit 3.1 to the Company’s Form 8-K filed with the SEC on September 26, 2024 and incorporated herein by reference).
10.1	Subscription Agreement, dated September 17, 2024 (filed as Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on September 23, 2024 and incorporated herein by reference).
10.2	Second Amendment to Forbearance Agreement, dated September 10, 2024 (filed as Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on September 13, 2024 and incorporated herein by reference).
10.3*	Subscription Agreement, dated November 13, 2024.
31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2**	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File - the cover page from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 is formatted in Inline XBRL

*	Filed herewith.
**	Furnished herewith
***	Certain personable identifiable information has been omitted pursuant to Item 601 (a) (6) of Regulation S-K. The Company hereby agrees to furnish the omitted information to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OPTIMUS HEALTHCARE SERVICES, INC.

Date: November 21, 2024	By:	/s/ Cliff Saffron
Cliff Saffron Interim Chief Executive Officer (Principal Executive Officer)

Date: November 21, 2024	By:	/s/ Thomas McNeill
Thomas McNeill Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

Exhibit 10.3

SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT (the “Subscription Agreement”) made as of the last date set forth on the signature page hereof between Optimus Healthcare Services, Inc., a Florida corporation (the “Company”), and the undersigned (the “Subscriber”).

W I T N E S S E T H:

WHEREAS, the Company is conducting a private offering (the “Offering”) consisting of up to 7,500 shares of the Company’s series C convertible preferred stock, par value $0.001 per share (the “Preferred Stock”), each share of Preferred Stock having a stated value of $1,000 per share (the “Stated Value”) and convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a conversion price of $0.07 per share of Common Stock, subject to adjustment, with each share of Common Stock to be sold at either: (i) a price of $0.07 per share (the “Cash Purchase Price”) or (ii) the surrender by KORR Acquisition Group, Inc. of up to $2,450,000 principal amount of subordinated promissory notes on a $1 for $1 basis currently held (the “Note Purchase Price” and together with the Cash Purchase Price, the “Offering Price”);

WHEREAS, in connection with the purchase of the shares of Preferred Stock, each Subscriber will receive a three-year warrant (the “Warrant”, and collectively with the Preferred Stock, the “Securities”) to purchase 18,286 shares of Common Stock of the Company for every one (1) share of Preferred Stock purchased by such Subscriber in this Offering, at an exercise price equal to $0.075 per share, subject to adjustment thereunder (the “Exercise Price”);

WHEREAS, the Offering is on a “reasonable efforts” basis as to the shares of Preferred Stock to be sold up to the maximum offering amount of $7,500,000 (the “Maximum Offering”) to a limited number of “accredited investors” (as that term is defined by Rule 501(a) of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the Company and each Subscriber is executing and delivering this Subscription Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC under the Securities Act; and

WHEREAS, the Subscriber desires to purchase such number of shares of Preferred Stock (together with the associated Warrants) as set forth on the signature page hereof on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Subscriber agree as follows:

I.	SUBSCRIPTION FOR SECURITIES AND REPRESENTATIONS BY SUBSCRIBER

1.1 Subject to the terms and conditions hereinafter set forth, the Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company agrees to sell to the Subscriber, such number of shares of Preferred Stock as is set forth on the signature page hereof in such installments and on such dates as set forth on Schedule A annexed hereto. The aggregate Cash Purchase Price is payable by wire transfer, to be held by the Company until an applicable closing occurs, to the Company as set forth in instructions to be provided under separate cover. The aggregate Note Purchase Price is payable by tender for cancellation of a principal amount of subordinated promissory notes equal to such Subscriber’s aggregate Offering Price.

1.2 The Subscriber understands, acknowledges, and agrees that, except as otherwise required by law, the Subscriber is not entitled to cancel, terminate or revoke this Subscription Agreement or any agreements of the Subscriber hereunder and that this Subscription Agreement and such other agreements shall survive the death or disability of the Subscriber and shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns. If the Subscriber is more than one person, the obligations of the Subscriber hereunder shall be joint and several and the agreements, representations, warranties and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and his/her heirs, executors, administrators, successors, legal representatives and permitted assigns.

1.3 The Subscriber recognizes that the purchase of the Securities involves a high degree of risk including, but not limited to, the following: (a) the Company requires substantial funds in addition to the proceeds of the Offering; (b) an investment in the Company is highly speculative, and only investors who can afford the loss of their entire investment should consider investing in the Company and the Securities; (c) the Subscriber may not be able to liquidate his, her or its investment; (d) transferability of the Securities (including any securities issuable upon conversion and/or exercise of the Securities) is extremely limited; (e) in the event of a disposition, the Subscriber could sustain the loss of its entire investment; and (f) the Company has not paid any dividends since its inception and does not anticipate paying any dividends.

1.4 At the time such Subscriber was offered the Securities, it was, and as of the date hereof it is, and on each date on which it converts the Preferred Stock and/or exercise of the Warrants, it will be an “accredited investor” as defined in Rule 501(a) under the Securities Act, as indicated by the Subscriber’s responses to the investor questionnaire attached as Exhibit A to this Subscription Agreement, and that the Subscriber is able to bear the economic risk of an investment in the Securities.

1.5 The Subscriber hereby acknowledges and represents that:(a) the Subscriber has adequate means of providing for the Subscriber’s current financial needs and contingencies; (b) the Subscriber has knowledge and experience in business and financial matters, prior investment experience, including investment in securities that are non-listed, unregistered and/or not traded on a national securities exchange or the Subscriber has employed the services of a “purchaser representative” (as defined in Rule 501 of Regulation D), attorney and/or accountant to read all of the documents furnished or made available by the Company both to the Subscriber and to all other prospective investors in the Securities to evaluate the merits and risks of such an investment on the Subscriber’s behalf; (c) the Subscriber recognizes the highly speculative nature of this investment; (d) the Subscriber is able to bear the economic risk that the Subscriber hereby assumes; and (e) the Subscriber could afford a complete loss of such investment in the Securities.

1.6 The Subscriber hereby acknowledges receipt and careful review of this Subscription Agreement, the amendment to the Amended and Restated Articles of Incorporation to be filed with the Secretary of State of the State of Florida for the Preferred Stock substantially in the form attached hereto as Exhibit A (the “Charter Amendment”), the Warrant and all other exhibits, annexes and appendices thereto (collectively referred to as the “Offering Materials”), and has had access to the Company’s periodic and current reports filed with the United States Securities and Exchange Commission (the “SEC”), including but not limited to, the Company’s Current Report on Form 8-K filed with the SEC on March 14, 2024 and the Company’s Current Report on Form 8-K filed with the SEC on June 7, 2024 (collectively, the “Forbearance 8-K”), the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, each as publicly filed with and available at the website of the SEC which can be accessed at www.sec.gov, and hereby represents that the Subscriber has been furnished by the Company during the course of the Offering with all information regarding the Company, the terms and conditions of the Offering and any additional information that the Subscriber has requested or desired to know, and has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning the Company and the terms and conditions of the Offering; provided, however that no investigation performed by or on behalf of the Subscriber shall limit or otherwise affect its right to rely on the representations and warranties of the Company contained herein. Furthermore, the Subscriber acknowledges it has reviewed the Forbearance 8-K and is aware of the Company’s current forbearance situation with its senior secured creditors. By the date of signature to this Subscription Agreement, the Subscriber (along with its advisors) acknowledges its ability to conduct its own due diligence, research and evaluation of the financial condition and integrity of the Company and the particular transaction, and affirms it has made its own appraisal of, and investigation into, the Company’s business, property, financial and other condition and creditworthiness which has been completed to the Subscriber’s total satisfaction.

1.7 (a) In making the decision to invest in the Securities, the Subscriber has relied solely upon the information provided by the Company in the Offering Materials. To the extent necessary, the Subscriber has retained, at its own expense, and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of this Subscription Agreement and the purchase of the Securities hereunder. The Subscriber disclaims reliance on any statements made or information provided by any person or entity in the course of Subscriber’s consideration of an investment in the Securities other than the Offering Materials and the results of Subscriber’s own independent investigation.

(b) The Subscriber represents that: (i) the Subscriber was contacted regarding the sale of the Securities by the Company (or another person whom the Subscriber believed to be an authorized agent or representative thereof) with whom the Subscriber had a prior substantial pre-existing relationship; and (ii) it did not learn of the offering of the Securities by means of any form of general solicitation or general advertising, and in connection therewith, the Subscriber did not (A) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available; or (B) attend any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising.

1.8 The Subscriber hereby acknowledges that the Offering has not been reviewed by the SEC nor any state regulatory authority since the Offering is intended to be exempt from the registration requirements of Section 5 of the Securities Act, pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D. The Subscriber understands that the Securities have not been registered under the Securities Act or under any state securities or “blue sky” laws and agrees not to sell, pledge, assign or otherwise transfer or dispose of the Securities unless they are registered under the Securities Act and under any applicable state securities or “blue sky” laws or unless an exemption from such registration is available.

1.9 The Subscriber understands that the Securities, including any shares of Common Stock issuable upon conversion of the Preferred Stock (the “Conversion Shares”) and/or the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and together with the Conversion Shares, the “Underlying Shares”) have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act that depends, in part, upon the Subscriber’s investment intention. In this connection, the Subscriber hereby represents that the Subscriber is purchasing the Securities for the Subscriber’s own account for investment and not with a view toward the resale or distribution to others; provided, however, that nothing contained herein shall constitute an agreement by the Subscriber to hold the Securities for any particular length of time and the Company acknowledges that the Subscriber shall at all times retain the right to dispose of its property as it may determine in its sole discretion, subject to any restrictions imposed by applicable law. The Subscriber, if an entity, further represents that it was not formed for the purpose of purchasing the Securities.

1.10 The Subscriber consents to the placement of a legend on any certificate or other document evidencing the Securities and, when issued, the Underlying Shares and, that such securities have not been registered under the Securities Act or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Subscription Agreement. The Subscriber is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of such Securities and any Underlying Shares, as applicable. The legend to be placed on each certificate shall be in form substantially similar to the following:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES OR “BLUE SKY LAWS,” AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

1.11 The Subscriber hereby represents that the address of the Subscriber furnished by Subscriber on the signature page hereof is the Subscriber’s principal residence if Subscriber is an individual or its principal business address if it is a corporation or other entity.

1.12 The Subscriber represents that the Subscriber has full power and authority (corporate, statutory and otherwise) to execute and deliver this Subscription Agreement and to purchase the Securities. This Subscription Agreement constitutes the legal, valid and binding obligations of the Subscriber, enforceable against the Subscriber in accordance with its terms.

1.13 If the Subscriber is a corporation, partnership, limited liability company, trust, employee benefit plan, individual retirement account, Keogh Plan, or other tax-exempt entity, it is authorized and qualified to invest in the Company and the person signing this Subscription Agreement on behalf of such entity has been duly authorized by such entity to do so.

1.14 The Subscriber acknowledges that if he or she is a Registered Representative of a Financial Industry Regulatory Authority (“FINRA”) member firm, he or she must give such firm the notice required by the FINRA’s Rules of Fair Practice, receipt of which must be acknowledged by such firm.

1.15 The Subscriber agrees not to issue any public statement with respect to the Offering, Subscriber’s investment or proposed investment in the Company or the terms of any agreement or covenant between them and the Company without the Company’s prior written consent, except such disclosures as may be required under applicable law.

1.16 The Subscriber understands, acknowledges and agrees with the Company that the Subscription Agreement may be rejected, in whole or in part, by the Company, in the sole and absolute discretion of the Company, at any time before any Closing notwithstanding prior receipt by the Subscriber of notice of acceptance of the Subscriber’s subscription.

1.17 The Subscriber acknowledges that the information contained in the Offering Materials or otherwise made available to the Subscriber is confidential and non- public, has been delivered to it in reliance upon agreement to maintain the confidentiality of the information and upon Regulation FD promulgated by the Commission, and agrees that all such information shall be kept in confidence by the Subscriber and neither used by the Subscriber for the Subscriber’s personal benefit (other than in connection with this Subscription Agreement) nor disclosed to any third party for any reason, notwithstanding that a Subscriber’s Subscription Agreement may not be accepted by the Company; provided, however, that: (a) the Subscriber may disclose such information to its affiliates and advisors who may have a need for such information in connection with providing advice to the Subscriber with respect to its investment in the Company so long as such affiliates and advisors have an obligation of confidentiality; and (b) this obligation shall not apply to any such information that (i) is part of the public knowledge or literature and readily accessible at the date hereof; (ii) becomes part of the public knowledge or literature and readily accessible by publication (except as a result of a breach of this provision); or (iii) is received from third parties without an obligation of confidentiality (except third parties who disclose such information in violation of any confidentiality agreements or obligations, including, without limitation, any subscription or other similar agreement entered into with the Company).

1.18 The Subscriber understands that the Securities being offered and sold to it rely on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Subscriber’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Subscriber set forth herein in order to determine the availability of such exemptions and the eligibility of such Subscriber to acquire the Securities. The Subscriber agrees to supply the Company, within five (5) days after the Subscriber receives the request therefor from the Company, with such additional information concerning the Subscriber as the Company deems necessary or advisable.

1.19 The Subscriber understands that Rule 144 promulgated under the Act (“Rule 144”) requires, among other conditions, a minimum holding period prior to the resale of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act. The Subscriber understands and hereby acknowledges that the Company is under no obligation to register the Securities under the Act or any state securities or “blue sky” laws or to assist the Subscriber in obtaining an exemption from various registration requirements, other than as set forth herein.

1.20 The Subscriber agrees to hold the Company and its directors, officers, employees, controlling persons and agents (including its managers, members, officers, directors, employees, counsel, controlling persons and agents) and their respective heirs, representatives, successors and assigns harmless from and to indemnify them against all liabilities, costs and expenses incurred by them as a result of: (i) any misrepresentation made by the Subscriber contained in this Subscription Agreement or breach of any warranty by the Subscriber in this Subscription Agreement or in any Exhibits or Schedules attached hereto; (ii) any untrue statement of a material fact made by the Subscriber and contained herein; or (iii) after any applicable notice and/or cure periods, any breach or default in performance by the Subscriber of any covenant or undertaking to be performed by the Subscriber hereunder, or any other Offering Materials entered into by the Company and Subscriber relating hereto. Notwithstanding the foregoing, in no event shall the liability of the Subscriber hereunder be greater than the aggregate subscription amount paid for the Securities as set forth on the signature page hereto.

1.21 If the Subscriber is purchasing the Securities in a fiduciary capacity for another person or entity, including without limitation a corporation, partnership, trust or any other entity, the Subscriber has been duly authorized and empowered to execute this Subscription Agreement and all other subscription documents, and such other person fulfills all the requirements for purchase of the Securities as such requirements are set forth herein, concurs in the purchase of the Securities and agrees to be bound by the obligations, representations, warranties and covenants contained herein. Upon request of the Company, the Subscriber will provide true, complete and current copies of all relevant documents regarding the Subscriber, authorizing its investment in the Company and/or evidencing the satisfaction of the foregoing.

1.22 Neither the Subscriber nor, to the Subscriber’s knowledge, any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members is subject to any Disqualification Events, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) under the Securities Act, and disclosed in writing in reasonable detail to the Company.

1.23 Each Subscriber understands that the Company is current in its reporting obligations with the SEC and that the Company was previously a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company previously has not been current in its reporting obligations with the SEC. Pursuant to Rule 144(i), securities issued by a current or former shell company that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the Company: (a) is no longer a shell company; and (b) has filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it is no longer a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports. As a result, the restrictive legends on certificates for the Securities and when issued, the Underlying Shares, cannot be removed except in connection with an actual sale meeting the foregoing requirements or pursuant to an effective registration statement.

1.24 Each Subscriber understands that we are offering the Securities on a “reasonable efforts” basis. In a reasonable efforts offering such as the one described in this Subscription Agreement, there is no assurance that we will sell the Maximum Offering. Accordingly, we may close upon amounts less than the Maximum Offering, which may not provide the Company with sufficient funds to fully implement its business plan. If the Company does not raise gross cash proceeds of at least $2,000,000 from the sale of the Securities, we may be in default of our forbearance agreement with our senior secured creditor as described in our filings with the SEC, including the Forbearance 8-K.

II.	REPRESENTATIONS BY AND COVENANTS OF THE COMPANY

The Company hereby represents and warrants to the Subscriber that:

2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority to own and use its properties and its assets and conduct its business as currently conducted. The Company is not in violation of any of the provisions of their respective articles of incorporation, by-laws or other organizational or charter documents, including, but not limited to the Charter Documents (as defined below). The Company is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not result in a direct and/or indirect: (i) material adverse effect on the legality, validity or enforceability of any of the Securities and/or this Subscription Agreement; (ii) material adverse effect on the results of operations, assets, business, condition (financial and other) or prospects of the Company and its Subsidiaries, taken as a whole; or (iii) material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under the Offering Materials (as defined below) (any of (i), (ii) or (iii), a “Material Adverse Effect”).

2.2 Authorization; Enforceability. The Company has all corporate right, power and authority to enter into, execute and deliver this Subscription Agreement and each other agreement, document, instrument and certificate to be executed by the Company in connection with the consummation of the transactions contemplated hereby, including, but not limited to the Offering Materials, and to perform fully its obligations hereunder and thereunder. All corporate action on the part of the Company, its directors and stockholders necessary for the (a) Authorization, execution, delivery and performance of this Subscription Agreement and the Offering Materials by the Company; and (b) authorization, sale, issuance and delivery of the Securities and upon issuance, the Underlying Shares, contemplated hereby and the performance of the Company’s obligations under this Subscription Agreement and the Offering Materials has been taken. The Conversion Shares, when issued in accordance with the terms of the Charter Amendment, will be validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by the Company other than restrictions on transfer provided for in the Offering Materials. The Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by the Company other than restrictions on transfer provided for in the Offering Materials. This Subscription Agreement and the Offering Materials have been duly executed and delivered by the Company and each constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. The Securities and any shares issuable upon conversion of the Securities is duly authorized and, when issued and paid for in accordance with the applicable Offering Materials, will be duly and validly issued, fully paid and nonassessable, free and clear of all encumbrances other than restrictions on transfer provided for in the Offering Materials. The issuance and sale of the Securities contemplated hereby will not give rise to any preemptive rights or rights of first refusal on behalf of any person.

2.3 No Conflict; Governmental Consents.

(a) The execution and delivery by the Company of this Subscription Agreement and the Offering Materials, the issuance and sale of the Securities and the consummation of the other transactions contemplated hereby or thereby do not and will not: (i) result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company is bound including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect; (ii) conflict with or violate any provision of the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), or the Bylaws (and collectively with the Articles, the “Charter Documents”) of the Company; and (iii) conflict with, or result in a material breach or violation of, any of the terms or provisions of, or constitute (with or without due notice or lapse of time or both) a default or give to others any rights of termination, amendment, acceleration or cancellation (with or without due notice, lapse of time or both) under any agreement, credit facility, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company or any Subsidiary is a party or by which any of them is bound or to which any of their respective properties or assets is subject, nor result in the creation or imposition of any Encumbrances upon any of the properties or assets of the Company or any Subsidiary.

(b) No approval by the holders of Common Stock, or other equity securities of the Company is required to be obtained by the Company in connection with the authorization and execution of this Subscription Agreement and the other Offering Materials or in connection with the authorization, issue and sale of the Securities, except as has been previously obtained.

(c) No consent, approval, authorization or other order of any governmental authority or any other person is required to be obtained by the Company in connection with the authorization, execution, delivery and performance of this Subscription Agreement and the other Offering Materials or in connection with the authorization, issue and sale of the Securities and, upon issuance, the shares issuable upon conversion thereunder, except such post-sale filings as may be required to be made with the SEC, FINRA and with any state or foreign blue sky or securities regulatory authority, all of which shall be made when required.

2.4 Capitalization and Voting Rights. As of the date of this Agreement, the Company is authorized to issue 1,000,000,000 shares of Common Stock, of which, 50,018,664 shares were issued and outstanding, and 100,000,001 shares of “blank check” preferred stock authorized, of which 10,000,001 have been designated as Series A Convertible Preferred Stock of which 1,102 are issued and outstanding, 60,000,000 have been designated as Series B Convertible Preferred Stock of which 8,105,724 are issued and outstanding, 7,500 have been designated as Series C Convertible Preferred Stock of which 0 are issued and outstanding and 6,000 have been designated as Series D Convertible Preferred Stock of which 0 are issued and outstanding,. Except as set forth in the SEC Reports (as defined below): (i) there are no outstanding securities of the Company or any of its Subsidiaries which contain any preemptive, redemption or similar provisions, nor is any holder of securities of the Company or any Subsidiary entitled to preemptive or similar rights arising out of any agreement or understanding with the Company or any Subsidiary by virtue of any of the Offering Materials, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (ii) neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (iii) there are no outstanding options, warrants, agreements, convertible securities, preemptive rights or other rights to subscribe for or to purchase or acquire, any shares of capital stock of the Company or any Subsidiary or contracts, commitments, understandings, or arrangements by which the Company or any Subsidiary is or may become bound to issue any shares of capital stock of the Company or any Subsidiary, or securities or rights convertible or exchangeable into shares of capital stock of the Company or any Subsidiary. The issuance and sale of the Underlying Shares, as contemplated hereby, will not obligate the Company to issue shares of Common Stock or other securities to any other person (other than the Subscribers) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

2.5 SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and Securities Exchange Act of 1934 (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the twenty-four months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with the Schedules to this Agreement (if any), the “Disclosure Materials”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the footnotes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

2.6 Consents of Third Parties. No vote, approval or consent of any other third parties is required or necessary to be obtained by the Company in connection with the authorization, execution, deliver and performance of this Subscription Agreement and the other Offering Materials or in connection with the authorization, issue and sale of the Securities and, upon issuance, the Warrant Shares, except as previously obtained, each of which is in full force and effect.

2.7 Brokers. Neither the Company nor any of the Company’s officers, directors, employees or stockholders has employed or engaged any broker or finder in connection with the transactions contemplated by this Subscription Agreement and no fee or other compensation is or will be due and owing to any broker, finder, underwriter, placement agent or similar person in connection with the transactions contemplated by this Subscription Agreement. The Company is not party to any other agreement, arrangement or understanding whereby any person has an exclusive right to raise funds and/or place or purchase any debt or equity securities for or on behalf of the Company.

2.8 Bad Actor Disqualification

(a) No Disqualification Events. With respect to Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act (“Regulation D Securities”), none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Subscriber a copy of any disclosures provided thereunder.

(b) Other Covered Persons. The Company is not aware of any person that: (i) has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Securities; and (ii) who is subject to a Disqualification Event.

(c) Notice of Disqualification Events. The Company will notify in writing of: (i) any Disqualification Event relating to any Issuer Covered Person; and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person, prior to any Closing of this Offering.

III.	TERMS OF SUBSCRIPTION

3.1 The Securities will be offered for sale until the earlier of: (i) the date upon which subscriptions for the Maximum Offering offered hereunder have been accepted; (ii) December 31, 2024, which period may be extended without further notice to prospective investors by the Company, in its discretion, until June 1, 2025; or (iii) the date upon which the Company elects to terminate the Offering (the “Termination Date”). The Offering is being conducted on a “reasonable efforts” basis for the Maximum Offering.

3.2 The Company may hold an initial closing (“Initial Closing”) at any time after the receipt of accepted subscriptions by the Company. After the Initial Closing, subsequent closings with respect to additional Securities may take place at any time prior to the Termination Date as determined by the Company, with respect to subscriptions accepted prior to the Termination Date (each such closing, together with the Initial Closing, being referred to as a “Closing”). The last Closing of the Offering, occurring on or prior to the Termination Date, shall be referred to as the “Final Closing”. Any subscription documents or funds received after the Final Closing will be returned, without interest or deduction. In the event that the Closing does not occur prior to the Termination Date, all amounts paid by the Subscriber shall be returned to the Subscriber, without interest or deduction.

3.3 The minimum purchase that may be made by any prospective investor shall be $50,000. Subscriptions for investment below the minimum investment may be accepted at the discretion of the Company. The Company reserve the right to reject any subscription made hereby, in whole or in part, in their sole discretion. The Company’s agreement with each Subscriber is a separate agreement and the sale of the Securities to each Subscriber is a separate sale.

3.4 All funds shall be deposited in the account identified in Section 1.1 hereof.

3.5 No certificates representing the Securities purchased by the Subscriber pursuant to this Subscription Agreement will be prepared but rather will be held in book-entry form with the Company’s transfer agent. Copies of any account statements will be provided by the Company as soon as commercially practicable after a Closing.

3.6 The Company’s agreement with each Subscriber is a separate agreement and the sale of Securities to each Subscriber is a separate sale.

IV.	CONDITIONS TO OBLIGATIONS OF THE SUBSCRIBER

4.1 The Subscriber’s obligation to purchase the Securities at the Closing at which such purchase is to be consummated is subject to the fulfillment on or prior to such Closing of the following conditions, which conditions may be waived at the option of each Subscriber to the extent permitted by law:

(a) Representations and Warranties; Covenants. The representations and warranties made by the Company in Section II hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date(s), except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by the Company in Section II hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date(s), except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. All covenants, agreements and conditions contained in this Subscription Agreement to be performed by the Company on or prior to the date of such Closing shall have been performed or complied with in all material respects.

(b) No Legal Order Pending. There shall not then be in effect any legal or other order enjoining or restraining the transactions contemplated by this Subscription Agreement.

(c) No Law Prohibiting or Restricting Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale or requiring any consent or approval of any person, which shall not have been obtained, to issue the Securities (except as otherwise provided in this Subscription Agreement).

(d) Required Consents. The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Securities and the consummation of the other transactions contemplated by the Offering Materials, all of which shall be in full force and effect.

(e) Adverse Changes. As of the date of execution of this Subscription Agreement, no event or series of events shall have occurred that reasonably could have or result in a Material Adverse Effect.

V.	COVENANTS OF THE COMPANY

5.1 Listing of Securities. The Company agrees if it applies to have the Common Stock traded on any other trading market it will take all action reasonably necessary to continue the listing and trading of its Common Stock on a trading market and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the trading market.

5.2 Replacement of Securities. If any certificate or instrument evidencing any Securities or the Underlying Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and its transfer agent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement securities. If a replacement certificate or instrument evidencing any securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

5.3 Publicity. The Company shall not publicly disclose the name of Subscriber, or include the name of any Subscriber in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except: (a) as required by federal securities law in connection with (i) the filing of any registration statement contemplated by this Subscription Agreement and (ii) the filing of final Offering Materials (including signature pages thereto) with the SEC, if necessary and (b) to the extent such disclosure is required by law.

5.4 Blue Sky Filings. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Subscriber at the Closing under applicable securities or “Blue Sky” laws of the states of the United States.

5.5 Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes.

5.6 Piggy Back Registration. Subject to any limitations set forth in any registration rights granted to the Company’s senior secured creditors, including any registration rights granted to such creditors upon conversion of their indebtedness into a different class of preferred stock after the date hereof, at any time the Securities are owned by a Subscriber and there is not an effective registration statement covering all of the Securities, and if the Company shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act, of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents, relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company’s stock option or other employee benefit plans, then the Company shall deliver to each Subscriber a written notice of such determination and, if within fifteen (15) days after the date of the delivery of such notice, any such Subscriber shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities such Subscriber requests to be registered; provided, however, that Securities will not be included if the underwriter(s) associated with the offering or the Company’s senior secured creditors which is the subject of the registration statement believes, in good faith, that the inclusion of such Securities will have an adverse effect on the sale of the securities for which such registration statement was filed, and further provided, however, that the Company shall not be required to register any Securities pursuant to this Section 6.2 that are eligible for resale pursuant to Rule 144 promulgated by the SEC pursuant to the Securities Act or that are the subject of a then effective registration statement. If any guidance issued by the SEC sets forth a limitation on the number of securities permitted to be registered on a particular registration statement (and notwithstanding that the Company used diligent efforts to advocate with the SEC for the registration of all or a greater portion of Securities), unless otherwise directed in writing by a Subscriber as to its Securities, the number of Registrable Securities to be registered on such registration statement will be reduced on a pro rata basis with such other securities being registered on the applicable registration after as full an allocation as possible has been afforded for the securities for which the registration statement has been filed.

VI. MISCELLANEOUS

6.1  Notice. Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, or delivered by hand against written receipt therefor, addressed as follows:

if to the Company, to it at:

Optimus Healthcare Services, Inc.

1400 Old Country Road, Suite 306

Westbury, NY 11590

if to the Subscriber, to the Subscriber’s address indicated on the signature page of this Subscription Agreement.

6.2 Notices shall be deemed to have been given or delivered on the date of receipt. Except as otherwise provided herein, this Subscription Agreement shall not be changed, modified or amended except by a writing signed by the parties to be charged, and this Subscription Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged. No waiver of any default with respect to any provision, condition or requirement of this Subscription Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

6.3 This Subscription Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. The Company may not assign this Subscription Agreement or any rights or obligations hereunder without the prior written consent of Subscriber (other than by merger). Subscriber may assign any or all of its rights under this Subscription Agreement to any person to whom Subscriber assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Offering Materials and this Subscription Agreement.

6.4 The Offering Materials, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.5 Upon the execution and delivery of this Subscription Agreement by the Subscriber and the Company, this Subscription Agreement shall become a binding obligation of the Subscriber with respect to the purchase of Preferred Stock as herein provided, subject, however, to the right hereby reserved by the Company to enter into the same agreements with other Subscribers and to reject any subscription, in whole or in part, provided the Company returns to Subscriber any funds paid by Subscriber with respect to such rejected subscription or portion thereof, without interest or deduction.

6.6  All questions concerning the construction, validity, enforcement and interpretation of the Offering Materials shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Subscription Agreement and any other Offering Materials (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Offering Materials), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

6.7 In order to discourage frivolous claims the parties agree that unless a claimant in any proceeding arising out of this Subscription Agreement succeeds in establishing his claim and recovering a judgment against another party (regardless of whether such claimant succeeds against one of the other parties to the action), then the other party shall be entitled to recover from such claimant all of its/their reasonable legal costs and expenses relating to such proceeding and/or incurred in preparation therefor.

6.8 The holding of any provision of this Subscription Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Subscription Agreement, which shall remain in full force and effect. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions shall be deemed dependent upon any other covenant or provision unless so expressed herein.

6.9 The representations, warranties, covenants and agreements contained in this Subscription Agreement, shall survive the Closing of the transactions contemplated by this Subscription Agreement and the delivery of the Securities for the applicable statute of limitations.

6.10 It is agreed that a waiver by either party of a breach of any provision of this Subscription Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

6.11 The Company agrees to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Subscription Agreement.

6.12 This Subscription Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.13 Nothing in this Subscription Agreement shall create or be deemed to create any rights in any person or entity not a party to this Subscription Agreement.

6.14 In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Subscriber and the Company will be entitled to specific performance under this Subscription Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in this Subscription Agreement and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date indicated below.

Signature	Signature (if purchasing jointly)

Samuel Guttman
Name Typed or Printed	Name Typed or Printed

Title (if Subscriber is an Entity)	Title (if Subscriber is an Entity)

Entity Name (if applicable)	Entity Name (if applicable

Address	Address

City, State and Zip Code	City, State and Zip Code

Telephone-Business	Telephone-Business

Telephone-Residence	Telephone-Residence

Facsimile-Business	Facsimile-Business

Facsimile-Residence	Facsimile-Residence

Tax ID # or Social Security #	Tax ID # or Social Security #

E-Mail Address	E-Mail Address

Name in which securities should be issued: Samuel Guttman

Cash Subscription Amount: $150,000

Note Subscription Amount: NA

Dated:	November 13, 2024

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

OPTIMUS HEALTHCARE SERVICES, inc.		Address for Notice: 1400 Old Country Road, Suite 304, Westbury, NY 11590

By:		Email: csaffron@theoptimushealthcare.com
	Name: Cliff Saffron	Fax:
Title: Interim CEO

EXHIBIT A

INVESTOR QUESTIONNAIRE

OPTIMUS HEALTHCARE SERVICES, INC.

For Individual Investors Only

(All individual investors must INITIAL where appropriate. Where there are joint investors both parties must INITIAL):

Initial	I certify that I have a “net worth” of at least $1 million either individually or through aggregating my individual holdings and those in which I have a joint, community property or other similar shared ownership interest with my spouse. For purposes of calculating net worth under this paragraph, (i) the primary residence shall not be included as an asset, (ii) to the extent that the indebtedness that is secured by the primary residence is in excess of the fair market value of the primary residence, the excess amount shall be included as a liability, and (iii) if the amount of outstanding indebtedness that is secured by the primary residence exceeds the amount outstanding 60 days prior to the execution of this Subscription Agreement, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability.

Initial	I certify that I have had an annual gross income for the past two years of at least $200,000 (or $300,000 jointly with my spouse) and expect my income (or joint income, as appropriate) to reach the same level in the current year.

For Non-Individual Investors

(all Non-Individual Investors must INITIAL where appropriate):

Initial	The undersigned certifies that it is a partnership, corporation, limited liability company or business trust that is 100% owned by persons who meet either of the criteria for Individual Investors, above.

Initial	The undersigned certifies that it is a partnership, corporation, limited liability company or business trust that has total assets of at least $5 million and was not formed for the purpose of investing in Company.

Initial	The undersigned certifies that it is an employee benefit plan whose investment decision is made by a plan fiduciary (as defined in ERISA §3(21)) that is a bank, savings and loan association, insurance company or registered investment adviser.

Initial	The undersigned certifies that it is an employee benefit plan whose total assets exceed $5,000,000 as of the date of the Subscription Agreement.

Initial	The undersigned certifies that it is a self-directed employee benefit plan whose investment decisions are made solely by persons who meet either of the criteria for Individual Investors, above.

Initial	The undersigned certifies that it is a U.S. bank, U.S. savings and loan association or other similar U.S. institution acting in its individual or fiduciary capacity.

Initial	The undersigned certifies that it is a broker-dealer registered pursuant to §15 of the Securities Exchange Act of 1934.

Initial	The undersigned certifies that it is an organization described in §501(c)(3) of the Internal Revenue Code with total assets exceeding $5,000,000 and not formed for the specific purpose of investing in Company.

Initial	The undersigned certifies that it is a trust with total assets of at least $5,000,000, not formed for the specific purpose of investing in Company, and whose purchase is directed by a person with such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.

Initial	The undersigned certifies that it is a plan established and maintained by a state or its political subdivisions, or any agency or instrumentality thereof, for the benefit of its employees, and which has total assets in excess of $5,000,000.

Initial	The undersigned certifies that it is an insurance company as defined in §2(a)(13) of the Securities Act of 1933, as amended, or a registered investment company.

Printed Name of Subscriber (Individual OR Non-Individual Entity)

Schedule A

Closings

1.  $150,000 to be paid by no later than November 13, 2024.

Schedule 2.8

No Disqualifying Events

Kenneth Orr, the beneficial owner of voting securities of the Company held by KORR Acquisition Group, Inc., and KORR Value LP, our two largest shareholders, was a registered principal and president of First Cambridge Securities Corporation (“First Cambridge”) from March 1994 until May 23, 1997. First Cambridge was registered with the Securities and Exchange Commission (the “Commission”) as a broker-dealer pursuant to Section 15(b) of the Securities Exchange Act of 1934, as amended, during the period of Mr. Orr’s employment.

On May 9, 1997, the Alabama Securities Commission (the “ASC”) issued an order of suspension against Mr. Orr and First Cambridge for failure to respond to a visitation letter from the commission directing the production of documents relevant to an investigation being conducted by the ASC.

On November 10, 1999, the Securities and Exchange Commission (the “Commission”) filed a civil action in federal district court against Mr. Orr and sixteen other defendants. In connection therewith, a Final Judgment of Permanent Injunction and Other Relief was entered by the Court, on September 13, 2002, as to Mr. Orr, with respect to which Mr. Orr consented without admitting or denying the allegations in the Commission’s Complaint, permanently enjoining him from future violations of Section 17(a) of the Securities Act, and Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, ordering him to disgorge $55,000 in ill-gotten SMRH:4839-9458-1458.2 -13- gains, approximately $44,000 in prejudgment interest, and post-judgment interest, and ordering Orr to pay a civil penalty of $55,000. Mr. Orr consented to the entry of the final judgment without admitting or denying the allegations in the Commission’s Complaint.

Regarding the same allegations in the SEC complaint, on January 3, 2002, in a settlement with the US Attorney, Mr. Orr pleaded guilty to one count of indirect conspiracy, and, on May 21, 2002, a judgment was entered against Mr. Orr by the Court pursuant to which Mr. Orr ordered to pay a $3,000 fine. In addition, and as part of the above, in December 2004, Mr. Orr consented to the entry of an Order Making Findings and Imposing Remedial Sanctions pursuant to Section 15(b) of the Securities Exchange Act of 1934.

In connection therewith, Mr. Orr was barred from association with any broker or dealer. Any reapplication for association by Mr. Orr will be subject to the applicable laws and regulations governing the reentry process. Mr. Orr has determined not to reapply or seek reentry.

While the events underlying such actions and/or settlements were over 20 years ago, and the final settlements of such matters were over 15 years ago, investors may wish to consider the above information prior to making an investment in the Company. For further details on the above, go to www.sec.gov, or contact the Company.

Exhibit 31.1

Certification of Chief Executive Officer of Optimus Healthcare Services, Inc.

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Cliff Saffron, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Optimus Healthcare Services, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures, and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 21, 2024	/s/ Cliff Saffron
Cliff Saffron
Interim Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2

Certification of Chief Financial Officer of Optimus Healthcare Services, Inc.

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Thomas McNeill, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Optimus Healthcare Services, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f)) for the registrant and have:

	a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

	b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

	c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures, and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

	d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 21, 2024	/s/ Thomas McNeill
Thomas McNeill
Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

Exhibit 32.1

Certification of Chief Executive Officer

Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned, Cliff Saffron, Chief Executive Officer of Optimus Healthcare Services, Inc. (the “Company”), hereby certifies that based on the undersigned’s knowledge:

1.	The Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 21, 2024	/s/ Cliff Saffron
Cliff Saffron
Interim Chief Executive Officer (Principal Executive Officer)

This certification is being furnished to the SEC with this Report pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, as amended, and shall not, except to the extent required by such Act, be deemed filed by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability of that section.

Exhibit 32.2

Certification of Chief Financial Officer

Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned, Thomas McNeill, Chief Financial Officer of Optimus Healthcare Services, Inc. (the “Company”), hereby certifies that based on the undersigned’s knowledge:

1.	The Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 21, 2024	/s/ Thomas McNeill
Thomas McNeill
Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

This certification is being furnished to the SEC with this Report pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, as amended, and shall not, except to the extent required by such Act, be deemed filed by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability of that section.